EXHIBIT NO. 10.152


                                              EXECUTION COPY






                   SHAREHOLDERS AGREEMENT



                        by and among


                     PANDA BHOTE KOSHI,
             a Cayman Islands exempted company,



                       PANDA OF NEPAL,
              a Cayman Islands exempted company



                             and



                 PANDA GLOBAL ENERGY COMPANY



                             and



                    MCNIC NEPAL LIMITED,
          as the Shareholders of Panda Bhote Koshi,



                         dated as of



                      December 18, 1997
                      TABLE OF CONTENTS
                                                        Page

ARTICLE I DEFINITIONS                                      2

     SECTION 1.01  DEFINITIONS                            2
     SECTION 1.02  ADDITIONAL DEFINED TERMS              15

ARTICLE II ORGANIZATION, CAPITALIZATION AND
           CERTAIN FINANCIAL OBLIGATIONS                 16

     SECTION 2.01  ORGANIZATIONAL DOCUMENTS
                   AND FILINGS                           16
     SECTION 2.02  PARTIES AND SHAREHOLDERS              16
     SECTION 2.03  INCONSISTENCIES BETWEEN THIS
                   AGREEMENT AND THE COMPANY
                   ORGANIZATIONAL DOCUMENTS
                   OR THE PON ORGANIZATIONAL
                   DOCUMENTS                             17
     SECTION 2.04  PERFORMANCE BY THE COMPANY
                   AND PANDA OF NEPAL                    18
     SECTION 2.05  PRINCIPAL PLACE OF BUSINESS           18
     SECTION 2.06  OTHER ACTIVITIES OF THE SHAREHOLDERS  19
     SECTION 2.07  CAPITAL CONTRIBUTIONS BY
                   THE CLASS A SHAREHOLDER               19
     SECTION 2.08  CAPITAL CONTRIBUTION BY
                   CLASS B SHAREHOLDER                   20
     SECTION 2.09  MANNER OF MAKING CAPITAL
                   CONTRIBUTION FOR CLASS B
                   SHAREHOLDERS                          20
     SECTION 2.10  ADDITIONAL FINANCIAL OBLIGATIONS
                   OF CLASS B SHAREHOLDER                21
     SECTION 2.11  ADDITIONAL FINANCIAL OBLIGATIONS
                   OF CLASS A SHAREHOLDER                25
     SECTION 2.12  GUARANTEES                            28
     SECTION 2.13  RIGHTS OF LENDERS                     29

ARTICLE III DISTRIBUTIONS, MANAGEMENT
            AND ADMINISTRATION                           29

     SECTION 3.01  BOARD OF DIRECTORS; ELECTION; TERM    29
     SECTION 3.02  OFFICERS OF THE COMPANY               33
     SECTION 3.03  BOARD OF DIRECTORS OF PANDA
                   OF NEPAL; ELECTION; TERM              35
     SECTION 3.04  OFFICERS OF PANDA OF NEPAL            41
     SECTION 3.05  DIRECTORS OF BKPC                     43
     SECTION 3.06  MEETINGS OF BOARDS OF DIRECTORS       45
     SECTION 3.07  CONTRACTS FOR SERVICES WITH
                   AFFILIATES                            45
     SECTION 3.08  DISTRIBUTABLE CASH FLOW               46
     SECTION 3.09  DISTRIBUTABLE PERCENTAGES;
                   DISTRIBUTIONS                         46
     SECTION 3.10  ACCOUNTING, RECORDKEEPING
                   AND REPORTING                         47
     SECTION 3.11  MEETINGS OF SHAREHOLDERS
                   AND VOTING REQUIREMENTS               52

ARTICLE IV PROFITS, LOSSES AND TAX MATTERS               54

     SECTION 4.01  SHARING OF PROFITS AND LOSSES         54
     SECTION 4.02  COMPLIANCE WITH U.S. INTERNAL
                   REVENUE CODE                          54
     SECTION 4.03  TAX MATTERS PARTNER                   55
     SECTION 4.04  DISSOLUTION AND LIQUIDATION           57

ARTICLE V TRANSFER AND ASSIGNMENT                        58

     SECTION 5.01  RESTRICTIONS ON TRANSFER              58
     SECTION 5.02  RIGHT OF FIRST NEGOTIATION
                   REGARDING DISPOSAL OF SHARES          62
     SECTION 5.03  LIABILITY OF TRANSFEROR               65
     SECTION 5.04  EXPENSES IN CONNECTION
                   WITH TRANSFERS                        65
     SECTION 5.05  COLLATERAL ASSIGNMENT                 65

ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS     66

     SECTION 6.01  PANDA GLOBAL REPRESENTATIONS AND
                   WARRANTIES                            66
     SECTION 6.02  MCNIC NEPAL REPRESENTATIONS
                   AND WARRANTIES                        77
     SECTION 6.03  FURTHER ASSURANCES                    78
     SECTION 6.04  NO PARTNERSHIP                        79
     SECTION 6.05  PURPOSES OF THE COMPANY
                   AND PANDA OF NEPAL                    79
ARTICLE VII INDEMNITY                                    80

     SECTION 7.01  INDEMNITY                             80

ARTICLE VIII CONFIDENTIALITY                             83

     SECTION 8.01  CONFIDENTIALITY                       83

ARTICLE IX DEFAULTS AND REMEDIES                         85

     SECTION 9.01  DEFAULTS                              85
     SECTION 9.02  ACTIONS UPON DEFAULT                  85

ARTICLE X GOVERNING LAWS AND COMPLIANCE                  85

     SECTION 10.01  GOVERNING LAW                        85
     SECTION 10.02  COMPLIANCE WITH LAWS                 86

ARTICLE XI MISCELLANEOUS                                 87

     SECTION 11.01  EFFECT OF CEASING TO OWN SHARES      87
     SECTION 11.02  HEADINGS                             87
     SECTION 11.03  ARBITRATION                          87
     SECTION 11.04  IMPASSE; BUY-SELL AGREEMENT          90
     SECTION 11.05  ENTIRE AGREEMENT                     95
     SECTION 11.06  AMENDMENT                            95
     SECTION 11.07  WAIVERS                              95
     SECTION 11.08  SEVERABILITY                         95
     SECTION 11.09  EFFECTIVENESS                        96
     SECTION 11.10  NO THIRD PARTY BENEFICIARIES         96
     SECTION 11.11  NOTICES                              96
     SECTION 11.12  ASSIGNMENT                           98
     SECTION 11.13  SURVIVAL OF REPRESENTATIONS
                    AND WARRANTIES                       99
     SECTION 11.14  EXPENSES                             99
     SECTION 11.15  COMPUTATION OF TIME PERIODS          99
     SECTION 11.16  EXECUTION IN COUNTERPARTS            99
     SECTION 11.17  COVENANT OF GOOD FAITH AND
                    FAIR DEALING                        100

Exhibit A      Form of MCNIC Guarantee

Exhibit B      Form of Panda Guarantee

Exhibit C      Example of Class B Flip Date Determination


                   SHAREHOLDERS AGREEMENT

          This SHAREHOLDERS AGREEMENT (the "Agreement") dated as of December 18, 1997, made by and among PANDA BHOTE KOSHI, a Cayman Islands exempted company (the "Company"), PANDA OF NEPAL, a Cayman Islands exempted company ("Panda of Nepal"), PANDA GLOBAL ENERGY COMPANY, a Cayman Islands exempted company ("Panda Global"), and MCNIC NEPAL LIMITED, a Cayman Islands exempted company ("MCNIC Nepal"), said Panda Global and MCNIC Nepal as the shareholders of the Company (Panda Global and MCNIC Nepal and their successors and permitted assigns being herein referred to collectively as the "Shareholders," and the Shareholders, the Company and Panda of Nepal being herein collectively referred to as the "Parties").

                     W I T N E S S E T H

          WHEREAS, the Company is the owner of 100% of the issued and outstanding shares of Panda of Nepal;

          WHEREAS, Panda of Nepal is the owner of 75% of the issued and outstanding shares of Bhote Koshi Power Company Private Limited, a private limited liability company organized under the laws of Nepal ("BKPC"), which, in turn, owns a 36MW hydroelectric power project being developed and constructed in the Sindhupalchok District in Nepal; and

          WHEREAS, the Parties desire to set forth herein their mutual agreements as to the rights and obligations of the Shareholders with respect to the organization, capitalization, management and operation of the Company, Panda of Nepal and BKPC and related matters.

          NOW THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, do hereby agree as follows:

                          ARTICLE I
                         DEFINITIONS

          Section 1.01  Certain Definitions.  The terms set
out below shall have the following meanings throughout this
Agreement:

          (a) "Act" shall mean the Companies Law of the Cayman Islands and any statutory modification thereof.

          (b) "Affiliate" shall mean, with respect to any Person, any entity which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term "control" shall mean ownership of more than 50% of the outstanding voting securities of an entity.

          (c) "Affiliate Contract" shall mean any contract or other agreement between the Company, Panda of Nepal or BKPC, on the one hand, and any Shareholder or Affiliate of a Shareholder, on the other hand, or which benefits directly or indirectly any Shareholder or Affiliate of a Shareholder (other than the Company, Panda of Nepal or BKPC and excluding benefits available to all Shareholders generally).

          (d)  "Agreement" shall mean this Shareholders
Agreement dated as of December 18, 1997, made by and among the Company, Panda of Nepal, Panda Global and MCNIC Nepal.

          (e) "Annual Budget" shall mean each annual budget for the Company, Panda of Nepal or BKPC, as the case may be, adopted pursuant to the procedures described in Sections
3.01(d) or 3.03(d).

          (f)  "BKPC" shall mean Bhote Koshi Power Company
Private Limited, a private limited liability company organized under the laws of Nepal.

          (g) "BKPC Board of Directors" shall mean the governing body of BKPC under the laws of Nepal.

          (h) "BKPC Director" shall mean a member of the BKPC Board of Directors.

          (i)  "BKPC Shareholders Agreement" shall mean the
Shareholders Agreement dated as of the Closing Date among BKPC, HIPC, Panda of Nepal, RDC of Nepal and IFC.

          (j) "Board of Directors" shall mean the governing body of the Company under the Act.

          (k) "Business Day" shall mean, except to the extent expressly provided otherwise, a day when banks are open for business in New York, New York, Grand Cayman,
Cayman Islands, and, for the purpose of determining the due date of a payment, a day on which banks are open for business in the cities required to effect such payment.

          (l)  "Capital Account" shall mean an account
maintained for each Shareholder in accordance with Section
4.02.

          (m) "Capital Contribution" means the amount of cash contributed by a Shareholder to the capital of the Company.

          (n) "Class A Shareholder" shall mean Panda Global and any successor and permitted assignee or transferee thereof.

          (o) "Class A Shares" shall mean the ordinary limited liability shares of the Company designated in the Company Organizational Documents as the "Class A Shares."

          (p) "Class B Flip Date" shall mean the first day of the month after the Class B Shareholder has received distributions of Distributable Cash Flow in amounts that will provide the Class B Shareholder an internal rate of return equal to 20% on its Equity Contributions. The rate of return on the Class B Shareholder's Equity Contributions and the resulting Class B Flip Date shall be determined based on the example set forth in Exhibit C hereto.

          (q) "Class B Shareholder" shall mean MCNIC Nepal and any successor and permitted assignee or transferee thereof.

          (r) "Class B Shares" shall mean the ordinary limited liability shares of the Company designated in the Company Organizational Documents as the "Class B Shares."

          (s)  "Closing Date" shall mean December 12, 1997.

          (t) "Company" shall mean Panda Bhote Koshi, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          (u) "Company Organizational Documents" shall mean the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company, to be adopted promptly following the date hereof, as the same may be further amended from time to time hereafter in accordance with the applicable provisions hereof and thereof.

          (v)  "Deficiency" shall mean any Project Funds
Shortfall.

          (w) "Deficiency Loan" shall mean any subordinated loan made to fund a Deficiency in accordance with Article 3 of the Share Retention and Project Funds Agreement.

          (x) "DEG" shall mean DEG-Deutsche Investitions-und Entwicklungsgesellschaft mbH, a company organized under the laws of the Federal Republic of Germany.

          (y)  "DEG Investment Agreement" shall mean the DEG
Investment Agreement between BKPC and DEG dated as of the Closing Date and shall include the DEG Special Conditions and the General Conditions.

          (z) "DEG Loans" shall mean the loans to be funded pursuant to the DEG Investment Agreement.

          (aa) "DEG Special Conditions" shall mean the
Special Conditions between BKPC and DEG dated as of the Closing Date.

          (bb) "Director" shall mean a member of the Board of Directors of the Company.

          (cc) "Distributable Cash Flow" shall mean (i) all cash distributions received by the Company from Panda of Nepal and (ii) all cash distributions received by Panda of Nepal from BKPC.

          (dd) "Distributable Percentage" shall mean:

                         (i) with respect to all Equity
               Contributions except those made pursuant to Sections 2.10(a)(iv) and 2.11(a)(iii), prior to the Class B Flip Date: 85% of
               Distributable Cash Flow to the Class B
               Shareholder and 15% of Distributable Cash
               Flow to the Class A Shareholder, and after the Class B Flip Date shall mean 10% of
               Distributable Cash Flow to the Class B
               Shareholder and 90% of Distributable Cash
               Flow to the Class A Shareholder; and

                         (ii) with respect to all Equity
               Contributions made pursuant to Sections
               2.10(a)(iv) and 2.11(a)(iii), 50% of
               Distributable Cash Flow to the Class A
               Shareholder and 50% of Distributable Cash
               Flow to the Class B Shareholder.

          (ee) "EPC Contract" shall mean the Amended and Restated Contract for the Engineering, Procurement and Construction of the Upper Bhote Koshi Hydroelectric Project, dated as of December 19, 1996, between BKPC and the EPC Contractor, together with all change orders executed thereunder on or prior to the Closing Date.

          (ff) "EPC Contractor" shall mean China Gezhouba
Construction Group Corporation for Water Resources and
Hydropower, a corporation organized and existing under the laws of the People's Republic of China.

          (gg) "Equity Contributions" shall mean the aggregate amount of Capital Contributions contributed to the Company by the Class A Shareholder and the Class B
Shareholder pursuant to Sections 2.07, 2.08, 2.10 and 2.11 or otherwise.

          (hh) "Equity Letter of Credit" shall mean the Equity Letter of Credit issued by First Chicago NBD
Corporation in favor of the Trustee and any successor thereto.

          (ii) "Equity Subscription Agreement" shall mean the Equity Subscription Agreement among BKPC, Panda of Nepal and the Trustee dated as of the Closing Date.

          (jj) "Financial Closing Date" shall mean the date on which the Lenders make an initial Disbursement pursuant to the Investment Agreement.

          (kk) "Financing Documents" shall mean the Investment Agreement, the Share Retention and Project Funds
Agreement, the Equity Subscription Agreement, the Panda of
Nepal Share Pledge Agreement, the Panda Bhote Koshi Share
Pledge Agreement, the BKPC Shareholders Agreement, and the
Harza Side Letter.

          (ll) "Financing Plan" shall mean the Financing
Plan attached as Schedule 2.2(a) to the IFC Special
Conditions and the DEG Special Conditions.

          (mm) "Fiscal Year" shall mean the accounting year of the Company and Panda of Nepal commencing each year on January 1 and ending on the following December 31, or such other accounting year as the Company or Panda of Nepal may from time to time adopt. For BKPC "Fiscal Year" shall mean the accounting year as may be adopted by BKPC from time to time.

          (nn) "General Conditions" shall mean the Investment Agreement General Conditions among BKPC, IFC and
DEG dated as of the Closing Date.

          (oo) "Government Approval" shall mean any authorization, consent, approval, license, ruling, permit, certification, filing for registration (that is not merely a routine informational filing) or exemption by or with any Governmental Authority.

          (pp) "Governmental Authority" shall mean the Government of the Cayman Islands or any department or political subdivision thereof, the Government of Nepal or any department or political subdivision thereof, and any entity, body or authority of any of the foregoing exercising executive, legislative, judicial, regulatory or administrative functions relating to government.

          (qq) "Harza Engineering Company International" shall mean Harza Engineering Company International, a limited liability company, a limited liability company organized and existing under the laws of the State of Wyoming.

          (rr) "Harza Engineering Company International
L.P." shall mean Harza Engineering Company International
L.P., a limited partnership organized and existing under the laws of the State of Delaware.

          (ss) "Harza Side Letter" shall mean the letter agreement dated December 18, 1997 between Harza Engineering
Company International and Panda of Nepal concerning the possible purchase of shares in BKPC from HIPC.

          (tt) "HIPC" shall mean Himal International Power
Corporation Pvt. Ltd., a private limited company organized and existing under the laws of Nepal.

          (uu) "IFC" shall mean International Finance
Corporation, an international organization established by articles of agreement among its shareholder countries.

          (vv) "IFC Investment Agreement" shall mean the
Investment Agreement between BKPC and IFC dated as of the Closing Date and shall include the IFC Special Conditions and the General Conditions.

          (ww) "IFC Loans" shall mean the loans to be funded pursuant to the IFC Investment Agreement.

          (xx) "IFC Special Conditions" shall mean the
Special Conditions between BKPC and the IFC dated as of the Closing Date.

          (yy) "Impasse" shall have the meaning set forth in
Section 11.04.

          (zz) "Insurance Proceeds" shall mean any insurance proceeds received under any insurance policy maintained by BKPC or by the EPC Contractor or Harza Engineering Company International L.P. in respect of the Project (other than proceeds payable under third party liability policies).

          (aaa)     "Investment Agreement" shall mean and
include the IFC Investment Agreement and the DEG Investment
Agreement.

          (bbb)     "IRC" shall mean the U.S. Internal
Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

          (ccc)     "Lenders" shall mean IFC and DEG.

          (ddd) "Liquidated Damages Proceeds" shall mean any liquidated damages paid by or on behalf of the EPC
Contractor under the EPC Contract.

          (eee)     "Loans" shall mean and include the IFC
Loans and the DEG Loans.

          (fff)     "Loan Documents" shall mean the
Investment Agreement and the security documents under the Investment Agreement.

          (ggg)     "MCNIC Consent" shall mean the
Assignment, Consent and Agreement dated as of December 18,
1997 among Panda Global, Panda, the Company, Panda of Nepal,
MCNIC, MCNIC Nepal, BKPC, DEG, IFC and the Trustee.

          (hhh)     "MCNIC" shall mean MCN Investment
Corporation, a Michigan corporation.

          (iii)     "MCNIC Nepal" shall mean MCNIC Nepal
Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          (jjj)     "NEA" shall mean Nepal Electricity
Authority.

          (kkk)     "Panda" shall mean Panda Energy
International, Inc., a Texas corporation.

          (lll)     "Panda Bhote Koshi Share Pledge
Agreement" shall mean the Share Pledge Agreement dated as of the Closing Date among Panda Bhote Koshi, the Trustee, as
Pledgee, and BKPC.

          (mmm)     "Panda Global" shall mean Panda Global
Energy Company, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          (nnn)     "Panda of Nepal" shall mean Panda of
Nepal, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

          (ooo)     "Panda of Nepal Share Pledge Agreement"
shall mean the Share Pledge Agreement dated as of the Closing Date among Panda of Nepal, as Pledgor, the Trustee, as Pledgee, and BKPC.

          (ppp)     "Parties" shall mean collectively the
Shareholders, the Company and Panda of Nepal.

          (qqq)     "Permitted Transferee" shall mean any
Affiliate of a transferring Shareholder.

          (rrr)     "Person" shall mean any individual,
partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other enterprise or a government including any agency thereof.

          (sss)     "PON Board of Directors" shall mean the
governing body of Panda of Nepal under the Act.

          (ttt)     "PON Director" shall mean a member of
the PON Board of Directors.

          (uuu) "PON Organizational Documents" shall mean the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of Panda of Nepal, to be adopted promptly following the date hereof, as the same may be further amended from time to time hereafter in accordance with the applicable provisions hereof and thereof.

          (vvv)     "Project" shall mean the real, personal
and mixed property comprising a 36 MW hydroelectric power generating facility located in the Sindhupalchok District in Nepal being developed and constructed by BKPC.

          (www) "Project Completion" shall mean that the requirements provided for under "Project Completion" in the Investment Agreement have been met in full.

          (xxx) "Project Completion Date" shall mean the date on which the requirements for Project Completion have been met in full.

          (yyy)     "Project Contracts" shall mean the
"Principal Documents" as defined in Schedule A to the Investment Agreement as in effect as of the Closing Date.

          (zzz) "Project Funds Shortfall" shall mean, at any point in time on or before the Project Completion Date, in the reasonable judgment of either Lender, the amount by which Project Costs (as such term is defined in the Investment Agreement) or principal, interest, fees, and other amounts payable under the Loan Documents exceed funds then available to BKPC from the sources described in the Financing Plan or the EPC Contract or from other sources (on terms and subject to conditions acceptable to the Lenders). For the avoidance of doubt, funds, including, without limitation, Insurance Proceeds and Liquidated Damages Proceeds, shall not be deemed available to BKPC until such funds have been received by BKPC.

        (aaaa)"Projections" shall mean the Base Case
Financial Projection with respect to the Project delivered to the Lenders on December 11, 1997 pursuant to the Investment Agreement.

        (bbbb)"Resource Development Consultants" shall mean
Resource Development Consultants, a limited liability company, a limited liability company organized and existing under the laws of the State of Wyoming.

        (cccc)"RDC of Nepal" shall mean RDC of Nepal, an exempted company with limited liability organized and existing under the laws of the Cayman Islands.

        (dddd)"Shares" means the Class A Shares and the Class B Shares.

        (eeee)"Shareholder" shall mean Panda Global and MCNIC Nepal and each Person that becomes a Shareholder hereafter pursuant to the provisions of this Agreement. A
Shareholder that Transfers all of its interest in the Company in accordance with the procedures of the Company
Organizational Documents and Article V hereof shall no longer be considered a Shareholder.

        (ffff)"Share Pledge Agreement" shall mean each of the Share Pledge Agreements, dated as of the Closing Date, among each of Harza Engineering Company International, L.P., HIPC, Soaltee Enterprises Private Ltd., Soaltee Hotel Ltd., Surya Enterprises Private Ltd., Resource Development Consultants, Panda of Nepal, RDC of Nepal and the Company, each as Pledgor, the Trustee, as Pledgee, and BKPC.

        (gggg)"Share Retention and Project Funds Agreement" shall mean the Share Retention and Project Funds Agreement among BKPC, Panda, Harza Engineering Company International, Harza Engineering Company International, L.P., HIPC, Soaltee Enterprises Private Ltd., Soaltee Hotel Ltd., Surya Enterprises Private Ltd., Resource Development Consultants, Panda of Nepal, RDC of Nepal, the Company, IFC and DEG dated as of the Closing Date.

        (hhhh)"Soaltee Enterprises Private Ltd." shall mean
Soaltee Enterprises Private Ltd., a private company organized and existing under the laws of Nepal.

        (iiii)"Soaltee Hotel Ltd." shall mean Soaltee Hotel
Ltd., a public company organized and existing under the laws of Nepal.

        (jjjj)"Surya Enterprises Private Ltd." shall mean
Surya Enterprises Private Ltd., a private company organized and existing under the laws of Nepal.

        (kkkk)"Transfer" shall mean the sale, assignment, transfer, pledge, hypothecation or other disposition of a legal or beneficial interest in any Shares, whether voluntarily or involuntarily, including pursuant to the exercise of remedies under a mortgage, pledge or similar security device.

        (llll)"Trustee" shall mean Wilmington Trust
Company, a Delaware banking corporation.

        (mmmm)"U.S. Dollars" and "$" shall mean the lawful currency of the United States of America.

          Section 1.02   References to Sections. References
to particular Sections shall mean the Sections of this Agreement, unless the reference specifically refers to a section of another agreement or document.


                         ARTICLE II
     ORGANIZATION, CAPITALIZATION AND CERTAIN FINANCIAL
                         OBLIGATIONS

          Section 2.01   Organizational Documents and
Filings. The Company, Panda Global and Panda of Nepal represent and covenant to MCNIC Nepal that (a) promptly following the date hereof the Company Organizational Documents and the PON Organizational Documents shall be duly adopted by the Company and Panda of Nepal, respectively, and
(b) the Company Organizational Documents and the PON Organizational Documents will be filed promptly thereafter with the Registrar of Companies of the Cayman Islands in accordance with the Act. In addition, the Company, Panda of Nepal and the Shareholders, as the case may be, shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the Cayman Islands and all other applicable jurisdictions, as the Board of Directors may deem necessary or advisable from time to time for the operation of the Company and as the PON Board of Directors may deem necessary or advisable from time to time for the operation of Panda of Nepal, respectively.

          Section 2.02   Parties and Shareholders.  No
Person shall be entered in the Register of Members of the Company, or become the holder of any Share, through issuance, Transfer of Shares or otherwise, unless such Person shall have first signed a counterpart of this Agreement or a commitment to be bound by the terms and conditions of this Agreement in accordance with Section 5.01(b). The Company and the Board of Directors shall deal only with Persons so named or admitted as Shareholders; provided, however, that any distribution by the Company to the Person properly shown on the Company's records as a Shareholder or his legal representative or the assignee of the right to receive Shareholder distributions as herein provided, shall relieve the Company and the Board of Directors of all liability to any other Person who may be interested in such distribution by reason of any other event or circumstances.

          Section 2.03   Inconsistencies Between this
Agreement and the Company Organizational Documents or the PON Organizational Documents. If a provision of this Agreement contradicts a provision of the Company Organizational Documents or the PON Organizational Documents, as the case may be, the terms of this Agreement shall prevail and (a) a general meeting of shareholders of the Company or Panda of Nepal, as the case may be, shall be held within thirty (30) calendar days of discovery of such inconsistency or as soon thereafter as is practicable for the purpose of adopting any amendment to the Company Organizational Documents or the PON Organizational Documents, as the case may be, that may be required to reconcile such inconsistency to the extent such amendments are permitted by the Act, and (b) adopt such amendments. Notwithstanding the foregoing, unless otherwise required by the Act this Agreement shall still prevail over any such inconsistency, whether or not such inconsistency is corrected in the Company Organizational Documents or the PON Organizational Documents, as the case may be, in the manner prescribed in this Section 2.03.

          Section 2.04 Performance by the Company and Panda of Nepal. The Shareholders shall cause the Company, the Company shall cause Panda of Nepal, and Panda of Nepal shall cause the BKPC directors appointed by the Shareholders to perform each of their respective obligations under this Agreement, and the Shareholders shall cause their designated members of the boards of directors of the Company, Panda of Nepal and BKPC, as the case may be, to act in accordance herewith and in a manner which causes the Company, Panda of Nepal and such BKPC directors, as the case may be, to perform each of their obligations under this Agreement. In addition, Panda of Nepal shall use its best efforts as a shareholder of BKPC to cause BKPC to act in accordance with the provisions of this Agreement.

          Section 2.05 Principal Place of Business. The principal office and place of business of the Company and Panda of Nepal shall be located at Ugland House (c/o Maples and Calder), South Church Street, Grand Cayman, Cayman Islands, British West Indies. The principal office and place of business may be changed from time to time, and other offices and places of business may be established from time to time, by the Board of Directors or the PON Board of Directors, as the case may be, with notice to the Shareholders, the Company and Panda of Nepal. The Company and Panda of Nepal shall maintain a registered office in the Cayman Islands to the extent required by the Act.

          Section 2.06   Other Activities of the
Shareholders. Except as otherwise expressly provided in this Agreement, each of the Shareholders and their Affiliates, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, whether such ventures are competitive with the Company, Panda of Nepal or BKPC, or otherwise. Without limiting any other remedies available under this Agreement or at law for the breach of other provisions of this Agreement, neither the Company nor Panda of Nepal nor any Shareholder shall solely by virtue of this Agreement have any right, title or interest in or to such ventures or to the income or profits derived therefrom, nor shall engaging in such activities constitute a breach of a Shareholder's obligations hereunder or under the Company Organizational Documents or the PON Organizational Documents.

          Section 2.07 Capital Contributions by the Class A Shareholder. The Class A Shareholder agrees to contribute to the capital of the Company on the Financial Closing Date the sum of $2,000,000, and will receive for such contribution a total of 100 Class A Shares. The Class A Shareholder may be required to contribute additional capital to the Company as provided in Section 2.11 but shall receive no further Shares for such additional contributions.

          Section 2.08 Capital Contributions by the Class B Shareholder. The Class B Shareholder agrees to contribute to the capital of the Company, in the manner provided in
Section 2.09, an amount equal to the "total equity commitment to the Project" of Panda of Nepal as set forth in
Section 2.1(a)(1) of the Equity Subscription Agreement less $2,000,000, but not to exceed in any event $20,121,250, and shall receive for such contribution and the delivery of the letter of credit required by Section 2.10(a)(iii) below a total of 100 Class B Shares. The Class B Shareholder may be required to contribute additional capital to the Company as provided in Section 2.10 but shall receive no further Shares for such additional contributions.

          Section 2.09   Manner of Making Capital
Contributions for Class B Shareholder. The Capital Contributions described in Section 2.08 shall be paid to the Company in installments as necessary to fund Panda of Nepal's portion of the equity of BKPC (other than equity funded with the Capital Contributions made by the Class A Shareholder on the Financial Closing Date pursuant to
Section 2.07) as required by the Equity Subscription Agreement. Each installment shall be paid to the Company no later than five (5) Business Days prior to the date on which an installment of Loans is to be disbursed to BKPC. Immediately following the receipt by the Company of such capital contributions, the Company shall contribute such amounts to Panda of Nepal, and Panda of Nepal shall contribute such amounts to the capital of BKPC.

          Section 2.10   Additional Financial Obligations of
Class B Shareholder.

          (a) In addition to its obligations to contribute capital to the Company pursuant to Section 2.08, the Class B
Shareholder shall have the following financial obligations:

               (i)  In the event of a Deficiency (as
     determined in accordance with Article 3 of the Share Retention and Project Funds Agreement), the Class B Shareholder shall contribute to the Company an amount equal to 85% of the aggregate amount of Panda of Nepal's share of the Deficiency; provided, however, that the Class B Shareholder shall in no event be obligated to contribute more than $7,100,000 (plus 85% of any additional Deficiency associated with any shares of BKPC purchased by Panda of Nepal from HIPC, as described below in sub-paragraph (v), but not to exceed $361,000) in additional Capital Contributions pursuant to this Section 2.10(a)(i). The proceeds of such Capital Contribution shall, in turn, be loaned or contributed to Panda of Nepal, and Panda of Nepal shall, in turn, loan such amounts to BKPC as a Deficiency Loan or make an equity contribution to BKPC in accordance with the Share Retention and Project Funds Agreement. If such amounts are loaned by the Company to Panda of Nepal, the terms and conditions of any such loan shall be the same as the terms and conditions for Deficiency Loans as set forth in Exhibit A to the Share Retention and Project Funds Agreement.

               (ii)  In the event payment is required to be
     made by the Class A Shareholder (or an Affiliate of the Class A Shareholder, including, without limitation, Panda) pursuant to Section 7.1 of the Share Retention and Project Funds Agreement relating to the guarantee by Panda of an amount of EPC Contractor Guaranteed Obligations (as defined therein) up to 15% of the EPC Contract Price (as defined therein), plus $150,000, the Class B Shareholder shall contribute to the Company an amount equal to 85% of any such amount; provided, however the Class B Shareholder shall in no event be obligated to contribute more than $6,035,850 pursuant to this Section 2.10(a)(ii).

               (iii)  The Class B Shareholder shall provide
     a letter of credit in favor of the Lenders in an amount equal to the Class B Shareholder's unfunded equity commitment to the Company, but not to exceed $20,121,250 less the amount of equity contributions previously made by the Class B Shareholder pursuant to this Agreement. Said letter of credit shall comply with the requirements of the Equity Subscription Agreement. Amounts drawn under such letter of credit will be treated as Capital Contributions made by the Class B Shareholder under Section 2.08 above.

               (iv)  The Class B Shareholder shall
     contribute to the capital of the Company an amount equal to 50% of the obligations of Panda of Nepal under
     Section 3.5(b) of the BKPC Shareholders Agreement.
     Such amount shall, in turn, be loaned or contributed by the Company to the capital of Panda of Nepal, and Panda of Nepal shall use such amount to meet its obligations under Section 3.5(b) of the BKPC Shareholders Agreement.

               (v)  In the event that Panda of Nepal is
     required to purchase an interest of up to 4.0% in BKPC presently held by HIPC as required under the Share Retention and Project Funds Agreement, the Class B Shareholder shall contribute to the Company an amount equal to 85% of the total amount required for Panda of Nepal to purchase such shares; provided, however, that the Class B Shareholder shall in no event be obligated to contribute more than $1,005,000 pursuant to this
     Section 2.10(a)(v). Such amount shall, in turn, be loaned or contributed to the capital of Panda of Nepal. The capital contribution described in this subparagraph
     (v) shall be proportionately reduced to the extent that RDC of Nepal or any Affiliate thereof purchases BKPC shares presently held by HIPC pursuant to the terms of the Harza Side Letter.

               (vi)  In the event of any financial
     requirements in connection with the development and construction of the Project in addition to those provided for in the Financing Documents or described above, upon the request of the Class B Shareholder the Shareholders shall promptly meet to discuss the ways in which such additional financial requirements may be met.

          (b)  For the purposes of Section 2.10(a)(i), (ii),
(v) and (vi), the portion of cash distributions from Panda of Nepal, if any, to the Company that relate to the Capital Contributions made by the Class B Shareholder pursuant to such Sections shall be distributed pursuant to clause (i) of the definition of "Distributable Percentage" in Section 1.01(dd). The portion of cash distributions from Panda of Nepal, if any, to the Company that relate to Capital Contributions made by the Class B Shareholder pursuant to
Section 2.10(a)(iv) shall be distributed pursuant to clause
(ii) of the definition of "Distributable Percentage" in
Section 1.01(dd). All Capital Contributions contributed by the Class B Shareholder to the Company pursuant to Section 2.10(a)(i), (ii), (v) and (vi) shall be included as "Equity Contributions" for purposes of determining the Class B Flip Date.

          (c)  The Class B Shareholder shall be given
written notice by the Company of any obligation to make a Capital Contribution or post a letter of credit pursuant to this Section 2.10, which notice shall be provided a sufficient amount of time prior to the date on which such contribution or letter of credit is required to be made or posted, as the case may be, in order to comply with the requirements under the Financing Documents. The failure to give such notice at any particular time shall not nullify or change the obligation of the Class B Shareholder to make a capital contribution or post a letter of credit as required hereunder at any other time, provided that notice as provided herein is given.

          Section 2.11   Additional Financial Obligations of
Class A Shareholder.

          (a) In addition to its obligations to contribute capital to the Company pursuant to Section 2.07, the Class A
Shareholder shall have the following financial obligations:

               (i)  In the event of a Deficiency (as
     determined in accordance with Article 3 of the Share
     Retention and Project Funds Agreement), the Class A
     Shareholder shall contribute to the Company an amount equal to 15% of the aggregate amount of the Deficiency plus any remaining portion of the Deficiency for which the Class B Shareholder is not obligated to contribute capital pursuant to Section 2.10(a)(i). The proceeds of such Capital Contribution shall, in turn, be loaned or contributed to Panda of Nepal, and Panda of Nepal shall, in turn, loan such amounts to BKPC as a Deficiency Loan or make an equity contribution to BKPC in accordance with the Share Retention and Project
     Funds Agreement. If such amounts are loaned by the Company to Panda of Nepal, the terms and conditions of any such loan shall be the same as the terms and conditions for Deficiency Loans set forth in Exhibit A to the Share Retention and Project Funds Agreement.

               (ii)  In the event payment is required to be
     made by the Class A Shareholder (or an Affiliate of the Class A Shareholder, including, without limitation, Panda) pursuant to Section 7.1 of the Share Retention and Project Funds Agreement relating to the guarantee by Panda of an amount of EPC Contractor Guaranteed Obligations (as defined therein) up to 15% of the EPC Contract Price (as defined therein), plus $150,000, the Class A Shareholder agrees to contribute to the Company an amount equal to 15% of any such payment plus any remaining portion of such payment for which the Class B Shareholder is not obligated to contribute capital pursuant to Section 2.10(a)(ii).

               (iii)  The Class A Shareholder shall
     contribute to the capital of the Company an amount equal to 50% of the obligations of Panda of Nepal under
     Section 3.5(b) of the BKPC Shareholders Agreement. Such amount shall, in turn, be loaned or contributed by the Company to the capital of Panda of Nepal, and Panda of Nepal shall use such amount to meet its obligations under Section 3.5(b) of the BKPC Shareholders Agreement.

               (iv)  In the event that Panda of Nepal is
     required to purchase an interest of up to 4.0% in BKPC presently held by HIPC as required under the Share Retention and Project Funds Agreement, the Class A Shareholder shall contribute to the Company an amount equal to 15% of the total amount required for Panda of Nepal to purchase such shares, plus any remaining portion of such amount for which the Class B Shareholder is not obligated to contribute capital pursuant to Section 2.10(a)(v), and the Company shall contribute or loan such amount to Panda of Nepal. The capital described in this subparagraph (iv) shall be proportionately reduced to the extent that RDC of Nepal or any Affiliate thereof purchases BKPC shares presently held by HIPC pursuant to the terms of the Harza Side Letter.

               (v)  In the event of any financial
     requirements in connection with the development and construction of the Project in addition to those provided for in the Financing Documents or described above, upon the request of the Class A Shareholder the Shareholders shall promptly meet to discuss the ways in which such additional financial requirements may be met.

          (b)  For the purposes of Section 2.11(a)(i), (ii),
(iv) and (v), the portion of cash distributions from Panda of Nepal, if any, to the Company that relate to the Capital Contributions made by the Class A Shareholder pursuant to such Sections shall be distributed pursuant to clause (i) of the definition of "Distributable Percentage" in Section 1.01(dd). The portion of cash distributions from Panda of Nepal, if any, to the Company that relate to Capital Contributions made by the Class A Shareholder pursuant to
Section 2.11(a)(iii) shall be distributed pursuant to clause
(ii) of the definition of "Distributable Percentage" in
Section 1.01(dd).

          (c) Notwithstanding any other provision of this Agreement, the Class A Shareholder may at any time elect, through written notice to the Class B Shareholder at the time of a notice given pursuant to Section 2.10(d), to increase its percentage of any Capital Contribution made pursuant to this Section 2.11. Notwithstanding that the Class A Shareholder makes such an election with respect to one or more particular Capital Contributions, the Distributable Percentage applicable to distributions relating to such particular Capital Contribution shall remain as provided in Section 2.11(b) and shall not be adjusted to reflect the greater percentage rate elected by the Class A Shareholder with respect to such particular Capital Contribution and the corresponding lesser percentage rate with respect to the particular Capital Contribution by the Class B Shareholder. In the event that, pursuant to this Section 2.11(c), the Class A Shareholder elects to fund a greater percentage of a particular Capital Contribution than would otherwise be required by this Agreement, the particular Capital Contribution required of the Class B Shareholder at such time shall be correspondingly reduced.

          (d)  The Class A Shareholder shall be given
written notice by the Company of any obligation to make a Capital Contribution or post a letter of credit pursuant to this Section 2.11 a sufficient amount of time prior to the date on which such contribution or letter of credit is required to be made or posted, as the case may be, in order to comply with the requirements under the Financing Documents. The failure to give such notice at any particular time shall not nullify or change the obligation of the Class A Shareholder to make a capital contribution or post a letter of credit as required hereunder at any other time, provided that notice as provided herein is given.

          Section 2.12   Guarantees.

          (a) Contemporaneous with the execution of this Agreement, the Class B Shareholder shall provide the Class A Shareholder and Panda with the guarantee of MCNIC, in the form of Exhibit A hereto, guaranteeing to the Class A Shareholder and Panda the full and complete performance by the Class B Shareholder (including any Permitted Transferee thereof) of all the obligations of, and the accuracy of the representations and warranties of, the Class B Shareholder hereunder.

          (b) Contemporaneous with the execution of this Agreement the Class A Shareholder shall provide the Class B Shareholder and MCNIC with the guarantee of Panda, in the form of Exhibit B hereto, guaranteeing to the Class B Shareholder and MCNIC the full and complete performance by the Class A Shareholder of all the obligations of, and the accuracy of the representations and warranties of, the Class A Shareholder (including any Permitted Transferee thereof) hereunder.

          Section 2.13   Rights of Lenders.  All rights and
obligations of the Parties under this Agreement shall be subject to the rights of the Lenders under the MCNIC
Consent.


                         ARTICLE III
        DISTRIBUTIONS, MANAGEMENT AND ADMINISTRATION

          Section 3.01   Board of Directors; Election; Term.

          (a) The Company shall have a Board of Directors consisting of four (4) members. The Class A Shareholder shall be entitled to appoint two (2) of the four (4)
Directors prior to the occurrence of the Class B Flip Date and shall be entitled to appoint three (3) of the four (4)
Directors thereafter. The Class B Shareholder shall be entitled to appoint two (2) of the four (4) Directors prior to the occurrence of the Class B Flip Date and shall be entitled to appoint one (1) of the four Directors thereafter. The Shareholders agree to vote in favor of electing such Directors at the annual general meeting of shareholders of the Company called for such purpose or at any other meeting of shareholders at which directors are to be elected, or in favor of removal or replacement of any such Director if requested by the appointing Shareholder.
Such actions may be taken by unanimous consent of the Shareholders without a meeting.

          (b) Each Director shall serve a two-year (2) term; provided that the term of one (1) of the Directors appointed by the Class B Shareholder shall terminate on the Class B Flip Date. The Class B Shareholder shall designate which of its two (2) Directors shall be subject to the preceding sentence. The Class A Shareholder shall be entitled to appoint a third Director to replace the outgoing Director designated by the Class B Shareholder within thirty
(30) days after the Class B Flip Date. This newly-appointed Director shall serve the remainder of the outgoing Director's term. There shall be no limit to the number of terms a Director may serve. A director may be removed only with the consent of the Shareholder which appointed such director.

          (c) The overall management and direction of the Company shall be exercised by the Board of Directors and, except as expressly provided herein, in the Company Organizational Documents or under the Act, the Shareholders shall not be required to vote on, approve or consent to any action of the Company. Except as authorized by the Board of Directors or as set forth in this Agreement, no Shareholder shall have any right or authority to take any action on behalf of the Company, or to bind or commit the Company with respect to third parties. All decisions of the Board of Directors shall be by majority vote, with each Director having one (1) vote, except to the extent a decision is required to be by the unanimous vote of the Directors as hereinafter provided.

          (d)  Without limiting anything set forth in
Section 3.01(c), the following matters shall require the majority vote of the Board of Directors:

               (i)  the appointment of the officers of the
     Company;

              (ii)  the appointment of the directors of
     Panda of Nepal, subject to the provisions of Section
     3.03; and

             (iii)  the approval of the Annual Budget for
     the Company.

          (e) The following matters shall require unanimous vote of the Board of Directors:

               (i)  any issuance by the Company of
     additional shares;

              (ii)  any increase in the authorized capital
     of the Company;

             (iii)  the incurrence by the Company of any
     indebtedness other than as provided for in this Agreement;

              (iv)  any transaction involving the merger,
     consolidation or reorganization of the Company or the sale of all or substantially all of the assets of the Company;

               (v)  any transaction involving the entry by
     the Company into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Company's income or profits are, or may be, shared with any other Person;

               (vi) the filing by the Company of any
     voluntary petition of bankruptcy or insolvency;

             (vii) any loan, advance, capital contribution to or investment in the stock or other securities or evidences of indebtedness of or interests in any Person other than as provided for in this Agreement or required in the Financing Documents as in effect on the date hereof;

            (viii)  any transaction involving a sale,
     transfer, pledge (other than in connection with the Financing Documents), or other disposition of the Company's shares in Panda of Nepal;

              (ix) the initiation, settlement or compromise by the Company of any arbitration, litigation or other legal or administrative proceeding, or the settlement or compromise of any threatened claim, involving an amount in excess of $50,000;

               (x)  any amendment to the Company
     Organizational Documents;

              (xi) any decision to cause the Company to enter into or conduct any business other than the ownership of shares of Panda of Nepal and activities related or incidental thereto including, without limitation, any activity required under the Financing
     Documents;

             (xii) any decision with respect to the
     entering into, or amendment of, any Affiliate Contract;

            (xiii) the remuneration, if any, to be paid to officers and directors of the Company and to Affiliates for services performed (unless approved in the Annual
     Budget); and

            (xiv)  any decision with respect to the
     liquidation or winding up of the Company.

          Section 3.02  Officers of the Company.

          (a)  The Company shall have the following
officers: a President; a Vice President, Treasurer and Chief Tax Officer; a Secretary; and one or more Assistant Secretaries. Each officer shall serve until the next annual general meeting of Shareholders unless prior thereto such officer dies, becomes incapacitated, resigns or is removed from office. An officer may be removed only with the consent of the Shareholder which appointed such officer.

          (b)  The President and the Secretary (which
offices may be held by the same individual) and each Assistant Secretary, if any, of the Company shall be nominated by the Class A Shareholder and shall be subject to the approval of the Board of Directors. In addition, following the occurrence of the Class B Flip Date, the Vice President, Treasurer and Chief Tax Officer of the Company shall also be nominated by the Class A Shareholder and shall be subject to the approval of the Board of Directors. The Class B Shareholder agrees to instruct the Directors appointed by it to vote in favor of the nominees for such officer positions who are nominated by the Class A Shareholder, or in favor of removal or replacement of any such officer if requested by the nominating Shareholder.

          (c) Prior to the occurrence of the Class B Flip Date, the Vice President, Treasurer and Chief Tax Officer of the Company shall be nominated by the Class B Shareholder and shall be subject to the approval of the Board of Directors. The Class A Shareholder agrees to instruct the Directors appointed by it to vote in favor of the nominee for such officer position who is nominated by the Class B Shareholder, or in favor of removal or replacement of such officer if requested by the nominating Shareholder.

          (d) The President of the Company shall have the rights and responsibilities to manage the day-to-day operations and affairs of the Company, subject to the Annual
Budget and the overall direction of the Board of Directors.

          (e) The Vice-President, Treasurer and Chief Tax Officer of the Company shall have the rights and responsibilities to oversee the Annual Budget and the Company's books and accounting records, manage the Company's tax returns and tax elections, assist in determining Distributable Cash Flow pursuant to Section 3.08, and assist in achieving the Company's compliance with the requirements in Section 3.10 and Article IV, as well as any other duties assigned by the President, and may utilize the services of a qualified accounting firm approved by the Board of Directors (which shall initially be Deloitte & Touche LLP) to assist in the performance of such responsibilities.

          (f) The Secretary of the Company shall have the rights and responsibilities to maintain the Company's minutes, records, communications and other administrative duties as assigned by the President. The Secretary may be assisted by one or more Assistant Secretaries, if such are approved by the Board of Directors, each of whose duties shall be assigned by the Secretary.

          Section 3.03 Board of Directors of Panda of Nepal; Election; Term. (a) The PON Board of Directors shall consist of four (4) members. The Class A Shareholder shall be entitled to appoint two (2) of the four (4) directors prior to the occurrence of the Class B Flip Date and shall be entitled to appoint three (3) of the four (4) directors thereafter. The Class B Shareholder shall be entitled to appoint two (2) of the four directors prior to the occurrence of the Class B Flip Date and shall be entitled to appoint one (1) of the four (4) directors thereafter. The Shareholders agree to cause the shares of Panda of Nepal to be voted to elect such directors at the annual general meeting of Panda of Nepal shareholders called for such purpose or at any other meeting of shareholders at which directors are to be elected. Such action may be taken by unanimous consent of the Panda of Nepal shareholders without a meeting. The Shareholders agree to cause the shares of Panda of Nepal to be voted in favor of removal or replacement of any such director if requested by the nominating Shareholder.

          (b) Each director of Panda of Nepal shall serve a two-year (2) term; provided that the term of one (1) of the directors nominated by the Class B Shareholder shall terminate on the Class B Flip Date. The Class B Shareholder shall designate which of the two (2) directors it nominates shall be subject to the preceding sentence. The Class A Shareholder shall be entitled to nominate a third director to replace the outgoing director within thirty (30) days after the Class B Flip Date. This newly-appointed director shall serve the remainder of the outgoing director's term. There shall be no limit to the number of terms a Panda of Nepal director may serve. A Panda of Nepal director may be removed only with the consent of the Shareholder which appointed such director.

          (c) The overall management and direction of Panda of Nepal shall be exercised by the PON Board of Directors and, except as expressly provided herein, in the PON Organizational Documents, or under the Act, the shareholders of Panda of Nepal shall not be required to vote on, approve or consent to any actions of Panda of Nepal. All decisions of the PON Board of Directors shall be by majority vote, with each director having one (1) vote, except to the extent a decision is required to be by the unanimous vote of the PON Board of Directors as hereinafter provided. A PON director shall not be bound by an instruction from the Company, as the shareholder of Panda of Nepal, but shall be free to vote as directed by the Shareholder which has appointed such director.

          (d)  Without limiting anything set forth in
Section 3.03(c), the following matters shall require the majority vote of the PON Board of Directors:

             (i)   the appointment of officers of Panda of
     Nepal;

             (ii)  the appointment of directors of BKPC
     that are entitled to be appointed by Panda of Nepal, subject to the provisions of Section 3.05;

             (iii) the approval of the Annual Budget for Panda of Nepal; and

             (iv) any instruction to the directors on the BKPC Board of Directors appointed by Panda of Nepal as to how to vote on a particular matter brought before said board (including approval of the Annual Budget for BKPC), except as otherwise provided in Section 3.03(e)(xv).

          (e) The following matters shall require unanimous vote of the PON Board of Directors:

               (i)  any issuance by Panda of Nepal of
     additional shares of stock;

              (ii)  any increase in the authorized capital
     of Panda of Nepal;

             (iii)  the incurrence by Panda of Nepal of any
     indebtedness other than as provided for in this Agreement;

              (iv)  any transaction involving the merger,
     consolidation or reorganization of Panda of Nepal or the sale of all or substantially all of the assets of Panda of Nepal;

               (v)  any transaction involving the entry by
     Panda of Nepal into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby
     Panda of Nepal's income or profits are, or may be, shared with any other Person;

              (vi) the filing by Panda of Nepal of any voluntary petition of bankruptcy or insolvency;

             (vii) any loan, advance, capital contribution to or investment in the stock or other securities or evidences of indebtedness of or interests in any Person, other than as provided for in this Agreement or required in the Financing Documents as in effect on the date hereof;

             (viii)any transaction involving a sale,
     transfer, pledge (other than in connection with the Financing Documents), or other disposition of Panda of Nepal's shares in BKPC;

              (ix) the initiation, settlement or compromise by Panda of Nepal of any arbitration, litigation or other legal or administrative proceeding, or the settlement or compromise of any threatened claim, involving an amount in excess of $50,000;

               (x)  any amendment to the PON Organizational
     Documents;

               (xi) any decision to cause Panda of Nepal to enter into or conduct any business other than the ownership of shares of BKPC and activities related or incidental thereto including, without limitation, any activity required under the Financing Documents;

             (xii) any decision with respect to the
     entering into, or amendment of, any Affiliate Contract;

            (xiii) the remuneration, if any, to be paid to officers and directors of Panda of Nepal and to Affiliates for services performed (unless approved in the Annual Budget);
             (xiv) any decision with respect to the
     liquidation or winding up of Panda of Nepal; and

              (xv) any instruction to the directors on the BKPC Board of Directors appointed by Panda of Nepal as to how to vote on a particular matter brought before said board if it is a matter described in the following clauses (A) through (M):

               (A)  any issuance by BKPC of additional
     shares of stock except in connection with capital contributions provided for in this Agreement or the Financing Documents as in effect on the date hereof;

               (B)  any increase in the authorized capital
     of BKPC except in connection with capital contributions provided for in this Agreement or the Financing
     Documents as in effect on the date hereof;

               (C)  the incurrence by BKPC of any
     indebtedness other than as provided for in this Agreement or the Financing Documents as in effect on the date hereof;

               (D)  any transaction involving the merger,
     consolidation or reorganization of BKPC or the sale of all or substantially all of the assets of BKPC;

               (E)  any transaction involving the entry by
     BKPC into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby BKPC's income or profits are, or may be, shared with any other Person;

               (F)  the filing by BKPC of any voluntary
     petition of bankruptcy or insolvency;

               (G)  any loan, advance, capital contribution
     to or investment in the stock or other securities or evidences of indebtedness of or interests in any Person, other than as provided for in this Agreement or required in the Financing Documents as in effect on the date hereof;

               (H) the initiation, settlement or compromise by BKPC of any arbitration, litigation or other legal or administrative proceeding, or the settlement or compromise of any threatened claim, involving an amount in excess of $50,000;

               (I)  any amendment to the BKPC Organizational
     Documents;

               (J) any decision to cause BKPC to enter into or conduct any business other than the ownership of the Project and activities related or incidental thereto including, without limitation, any activity required under the Financing Documents;

               (K)  any decision with respect to the
     entering into, or amendment of, any Affiliate Contract;

               (L)  the remuneration, if any, to be paid to
     officers and directors of BKPC and to Affiliates for services performed (unless approved in the Annual
     Budget); and

               (M)  any decision with respect to the
     liquidation or winding up of BKPC.

          Section 3.04  Officers of Panda of Nepal.

          (a)  Panda of Nepal shall have the following
officers: a President; a Vice President, Treasurer and Chief Tax Officer; a Secretary; and one or more Assistant Secretaries. Each officer shall serve until the next annual general meeting of Shareholders unless prior thereto such officer dies, becomes incapacitated, resigns or is removed from office. An officer may be removed only with the consent of the Shareholder which appointed such officer.

          (b)  The President and the Secretary (which
offices may be held by the same individual) and each Assistant Secretary, if any, of Panda of Nepal shall be nominated by the Class A Shareholder and shall be subject to the approval of the PON Board of Directors. In addition, following the occurrence of the Class B Flip Date, the Vice President, Treasurer and Chief Tax Officer of Panda of Nepal shall also be nominated by the Class A Shareholder and shall be subject to the approval of the PON Board of Directors. The Class B Shareholder agrees to cause the directors nominated by it to vote in favor of the nominees for such officer positions who are nominated by the Class A Shareholder, or in favor of removal or replacement of any such officer if requested by the nominating Shareholder.

          (c) Prior to the occurrence of the Class B Flip Date, the Vice President, Treasurer and Chief Tax Officer of Panda of Nepal shall be nominated by the Class B Shareholder and shall be subject to the approval of the PON Board of Directors. The Class A Shareholder agrees to cause the directors nominated by it to vote in favor of the nominee for such officer position who is nominated by the Class B Shareholder, or in favor of removal or replacement of such officer if requested by the nominating Shareholder.

          (d) The President of Panda of Nepal shall have the rights and responsibilities to manage the day-to-day operations and affairs of Panda of Nepal, subject to the Annual Budget and the overall direction of the PON Board of Directors.

          (e) The Vice-President, Treasurer and Chief Tax Officer of Panda of Nepal shall have the rights and responsibilities to oversee the Annual Budget and Panda of Nepal's books and accounting records, manage Panda of Nepal's tax returns and tax elections, and assist in determining Distributable Cash Flow pursuant to Section 3.08 and in achieving Panda of Nepal's compliance with the requirements in Article IV as well as any other duties assigned by the President, and may utilize the services of a qualified accounting firm approved by the Board of Directors (which shall initially be Deloitte & Touche LLP) to assist in the performance of such responsibilities.

          (f) The Secretary of Panda of Nepal shall have the rights and responsibilities to maintain Panda of Nepal's minutes, records, communications and other administrative duties as assigned by the President. The Secretary may be assisted by one or more Assistant Secretaries, if such are approved by the PON Board of Directors, each of whose duties shall be assigned by the Secretary.

          Section 3.05   Directors of BKPC.

          (a) The Class A Shareholder shall be entitled to appoint two (2) of the four (4) directors which Panda of Nepal is entitled to appoint on the BKPC Board of Directors prior to the occurrence of the Class B Flip Date and shall be entitled to appoint three (3) of such four (4) directors thereafter. The Class B Shareholder shall be entitled to appoint two (2) of the four (4) directors of BKPC which Panda of Nepal is entitled to appoint prior to the occurrence of the Class B Flip Date and shall be entitled to appoint one (1) BKPC director thereafter.

          (b) Panda of Nepal, as a shareholder of BKPC shall take all steps necessary to assure that the directors appointed by the Shareholders pursuant to Section 3.05(a) are elected to the BKPC Board of Directors and are removed or replaced if requested by the appointing Shareholder.

          (c)  Subject to their fiduciary duties under
applicable law, each of the directors on the BKPC Board of Directors appointed pursuant to Section 3.05(a) shall vote in meetings of the BKPC Board of Directors only as instructed by the PON Board of Directors; provided, however, that after the Class B Flip Date the BKPC director appointed by the Class B Shareholder may also elect to abstain in his sole discretion. Failure to comply with this requirement on the basis of fiduciary duty shall not excuse a breach of such requirement. Without limiting the foregoing, each of the directors on the BKPC Board of Directors appointed pursuant to Section 3.05(a) shall vote in favor of the officers of BKPC nominated by the directors on the BKPC Board of Directors appointed by the Class A Shareholder, and in favor of removal or replacement of any such officers if requested by such directors. Notwithstanding the foregoing, the directors on the BKPC Board of Directors appointed pursuant to Section 3.05(a) may vote on any matter brought before the BKPC Board of Directors for which an instruction has not been given by the PON Board of Directors if all of the directors appointed by the Shareholders present at the meeting agree to vote in the same manner (i.e., affirmatively, negatively or abstention) on such matter.

          (d)  It is acknowledged and agreed by the
Shareholders that Panda will have administrative and general day-to-day and operational control of BKPC and the Project, subject to the overall direction of the BKPC Board of Directors, and will appoint the project manager, site manager and other necessary administrative personnel for the Project.

          Section 3.06 Meetings of Boards of Directors. The Parties shall cooperate in good faith to schedule meetings of the boards of directors of the Company, Panda of Nepal and BKPC at times when and at places where the members of such boards of directors can reasonably be expected to attend. The Shareholders will use good faith efforts to cause directors appointed by them to attend each meeting of the respective boards of directors of the Company, Panda of Nepal and BKPC in person or, if permitted by applicable law, through an alternate representative or proxy.


          Section 3.07   Contracts for Services with
Affiliates. The Company, Panda of Nepal and BKPC may from time to time hereafter enter into one or more Affiliate Contracts for the procurement by the Company, Panda of Nepal or BKPC, as the case may be, of services that are necessary or appropriate for the proper functioning of the Company, Panda of Nepal or BKPC, as the case may be; provided, that any such Affiliate Contracts shall first be approved by the board of directors of the company wishing to enter into said contract in accordance with Section 3.01(e)(xii), or 3.03(e)(xii) or 3.03(e)(xv)(K), as the case may be.

          Section 3.08 Distributable Cash Flow. As soon as practicable following the end of each month, an amount equal to the amount of the Distributable Cash Flow for said month, less any amounts necessary to pay administrative expenses of Panda of Nepal or the Company, as the case may be (such amounts to be consistent with the Annual Budget for such company or as otherwise approved by the board of directors of such company), shall be distributed to the Company (in the case of Distributable Cash Flow of Panda of Nepal) or to the Shareholders (in the case of Distributable Cash Flow of the Company). Shareholders may provide the Company with wiring instructions for distributions and the Company shall make distributions pursuant to such wiring instructions. Distributions shall be made in U.S. Dollars. Subject to reasonable working capital requirements, the BKPC Annual Budget and the requirements of the Financing Documents and applicable law, the Shareholders agree to cause the directors and officers appointed by them and their directors at BKPC to seek to promptly distribute cash flow available for distribution at BKPC to the shareholders of BKPC.

          Section 3.09   Distributable Percentages;
Distributions. Distributions of Distributable Cash Flow from the Company shall be made according to the Distributable Percentage applicable to each Shareholder with respect to such distribution.

          Section 3.10   Accounting, Recordkeeping and
Reporting.

          (a) The books and records of the Company and Panda of Nepal shall be kept in accordance with generally accepted accounting principles in the Cayman Islands, consistently applied, and in accordance with generally accepted accounting principles in the United States, consistently applied. The Shareholders shall cause the books and records of BKPC to be kept in accordance with generally accepted accounting principles in the United
States, consistently applied.

          (b) The accounts of the Company and Panda of Nepal shall be audited by independent public accountants of international reputation whose retention by the Company shall be agreed upon by the Board of Directors or the PON Board of Directors, as applicable. The Shareholders agree that Deloitte & Touche LLP shall initially be appointed as the auditors of the Company and Panda of Nepal. The Shareholders shall cause the accounts of BKPC to be audited by independent public accountants licensed to do business in the Kingdom of Nepal whose retention by BKPC shall be agreed upon by the BKPC Board of Directors. The Shareholders agree that T. R. Upadhya & Company shall initially be appointed as the auditors of BKPC.

          (c) The books of account of the Company and Panda of Nepal shall be kept and maintained at the principal office of the Company or Panda of Nepal, as applicable, or at such other place outside of the United States as the Board of Directors or the PON Board of Directors, as the case may be, shall determine. The Shareholders shall cause the books of account of BKPC to be kept and maintained at the principal office of BKPC in the Kingdom of Nepal or such other place outside of the United States as the BKPC Board of Directors shall determine.

          (d) As soon as practicably available but, in any event, within one hundred twenty (120) days after the close of each Fiscal Year the Company shall cause to be prepared and shall deliver to the Shareholders:

               (i)  a profit and loss statement and a
     statement of changes in financial position for such Fiscal Year, a balance sheet and a statement of each Shareholder's capital account as of the end of such Fiscal Year, together with a report thereon of the Company's independent public accountants; and

               (ii) a statement showing the computation of the Distributable Cash Flow for the Fiscal Year.

          (e) As soon as practicably available but, in any event, within sixty (60) days after the close of each quarterly accounting period in each Fiscal Year, the Company shall furnish to all Shareholders:

               (i)  complete unaudited statements of
     financial condition of the Company as at the end of such quarterly period, and with related statements of income and retained earnings and statements of changes in cash flow for such quarterly period and for the elapsed portion of the Fiscal Year ending on the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior Fiscal Year, all of which shall be in agreement with the Company's books of account, subject to normal year-end audit adjustments, and certified by an authorized officer of the Company; and

               (ii) a statement of all financial
     transactions in such quarterly period between the Company and any Affiliate, including a certification that such transactions were on ordinary commercial terms negotiated on an arms-length basis.

          (f) As soon as available, but, in any event, within one hundred twenty (120) days after the close of the Fiscal Year for Panda of Nepal or BKPC, as the case may be, Panda of Nepal shall deliver to the Shareholders:

               (i)  statements of financial condition of
     each of Panda of Nepal and BKPC, approved by the boards of directors of such companies as applicable, as of the end of such Fiscal Year with the related statements of income and retained earnings, statements of changes in cash flow for such Fiscal Year, in each case with supporting schedules and setting forth comparative figures for such Fiscal Year and certified by each such company's independent public accountants (all such statements being in agreement with the relevant company's books of account and prepared in accordance with U.S. GAAP consistently applied);

               (ii) a statement of BKPC's independent public accountants setting forth all transactions between BKPC or Panda of Nepal, as the case may be, and any Affiliate during such Fiscal Year;

              (iii)to the extent provided to the Lenders, a report of BKPC's independent public accountants' stating that in the course of their regular audit of the financial statements of BKPC, they obtained no knowledge of any Default or Event of Default (as such terms are defined in the Investment Agreement) which has occurred and is continuing or, if in the opinion of said accountants such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; and

              (iv) a copy of any "management letter" or other similar communication received by the company from the company's independent public accountants in relation to the company's financial, accounting and other systems, management and accounts.

          (g) As soon as practicably available but, in any event, within sixty (60) days after the close of each quarterly accounting period in each Fiscal Year, the Company shall furnish to all Shareholders:

               (i)  complete unaudited statements of
     financial condition of each of Panda of Nepal and BKPC as at the end of such quarterly period, and with related statements of income and retained earnings and statements of changes in cash flow for such quarterly period and for the elapsed portion of the Fiscal Year ending on the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior Fiscal Year, all of which shall be in agreement with the applicable company's books of account, subject to normal year-end audit adjustments, and certified by an authorized officer of the applicable company; and

               (ii) a statement of all financial
     transactions in such quarterly period between BKPC or Panda of Nepal, as the case may be, and any Affiliate;
     and

              (iii)any other statements or reports prepared by the auditors of BKPC and Panda of Nepal and provided to the Lenders.

          (h) Each Shareholder shall have the right, upon reasonable notice, to inspect, copy and audit the books, records and financial statements of the Company and of Panda of Nepal, and the computation of Distributable Cash Flow. The Shareholders shall authorize and instruct their appointed directors to the PON Board of Directors and their appointees to the BKPC Board of Directors to provide to the Shareholders access to the books, records and financial statements of BKPC for the same purpose, and access to BKPC's auditors for purposes of discussing their interim and final audit results, and to cause BKPC to prepare and deliver such additional reports as either Shareholder may from time to time reasonably request, including but not limited to:

          (i) monthly reports including: a balance sheet and statement of capital as of the last day of such month; statements of income and cash flows for such month; actual-to-plan income comparisons for such month; appropriate statistical information for such month; and a written explanation of key drivers of earnings and variances; and

          (ii) annually, by September 1 of each year, a three-year forecast by month for the subsequent three calendar years, and, quarterly, updates of such forecast.

          Section 3.11   Meetings of Shareholders and Voting
Requirements.

          (a) An annual general meeting of the Shareholders of the Company and an annual meeting of the shareholders of Panda of Nepal, shall be held in every calendar year at such time and place as may be determined by the board of directors or the shareholders of each of such companies, but under no circumstances shall such meetings be held in the United States. Provided that if no other time and place is prescribed by the board of directors or the shareholders of such companies, the annual general meeting of each of the Company and Panda of Nepal shall be held at the registered office of the Company or Panda of Nepal as applicable, on the second Wednesday in December of each year commencing at ten o'clock in the morning in the case of the Company and twelve o'clock noon in the case of Panda of Nepal; provided further, that not more than fifteen months shall be allowed to elapse between any two such annual general meetings. Extraordinary general meetings of the shareholders of the Company and Panda of Nepal, respectively, may be held at such times and places as shall be determined by such shareholders. Meetings may be called by any shareholder holding at least ten percent (10%) of all issued and outstanding Shares of any class of stock. No meeting of shareholders of the Company and Panda of Nepal, respectively, may be held unless not less than ten (10) business days' prior notice has been given to each shareholder of such company, unless all shareholders of such company waive notice or approve a shorter notice period. Notices of meetings of shareholders of each such company shall be deemed properly given if transmitted in the same manner as is authorized for any notice under this Agreement. If any shareholder is unable to be present in person for any extraordinary general meeting of each company, that shareholder may participate in the meeting by telephone conference call or by nominating a proxy to represent such shareholder at the meeting, except as otherwise provided in the Company Organizational Documents or the PON Organizational Documents, as the case may be. Any action required to be taken at an extraordinary general meeting of shareholders of the Company or Panda of Nepal may be taken by unanimous consent of such shareholders without a meeting.

          (b) All decisions required to be taken by the Shareholders under the Company Organizational Documents and by the shareholders of Panda of Nepal under the PON Organizational Documents, as the case may be, or under this Agreement shall require the affirmative vote of shareholders holding a majority of the issued and outstanding shares of each class of stock (voting separately as a class) of such company, except in the case of a decision requiring a greater percentage affirmative vote as provided in the Company Organizational Documents or the PON Organizational Documents, as the case may be, or under the Act, in which case such decisions shall require the affirmative vote of such greater percentage of each class of stock (voting separately as a class) of such company or with respect to a decision made pursuant to a unanimous consent without a meeting as provided in Section 3.11(a).


                         ARTICLE IV
               PROFITS, LOSSES AND TAX MATTERS

          Section 4.01 Sharing of Profits and Losses. For U.S. tax purposes and for financial accounting purposes, any income, gain, deductions (including depreciation), losses and credits (including any tax payments) of the Company (or items thereof) shall be allocated to the Shareholders on the basis of their respective Distributable Percentages; provided, however, at such time as either Shareholder has been allocated aggregate depreciation deductions equal to its Capital Contributions, all subsequent depreciation deductions shall be allocated to the other Shareholder until it has also been allocated aggregate depreciation deductions equal to its Capital Contributions.

          Section 4.02  Compliance with U.S. Internal
Revenue Code. For purposes of Section 4.01, the provisions of this Agreement concerning U.S. tax matters shall be interpreted and applied in accordance with the provisions of the IRC and the Regulations promulgated thereunder by the U.S. Treasury Department. The minimum gain chargeback provisions of Treasury Regulations section 1.704-2(f), the partner nonrecourse debt minimum gain provisions of Treasury Regulations section 1.704-2(i)(4), and the qualified income offset provision of Treasury Regulations section 1.704-1(b)(2) shall be considered to be part of this Agreement. A separate capital account shall be maintained for each Shareholder in accordance with Treasury Regulations section 1.704-1(b). If any Shareholder contributes appreciated or depreciated property to the Company or for any other reason the tax basis of property differs from its book basis for purposes of maintaining the Shareholders' capital accounts, allocations of tax items to Shareholders shall be adjusted as required by IRC Section 704(c) and Treasury Regulations 1.704-3(d). If there are any "partner nonrecourse deductions" (within the meaning of Treasury Regulations section 1.704-2(i)(1)), then these shall be allocated to the Shareholder that bears the economic risk of loss for the "partner nonrecourse liability" (within the meaning of Treasury Regulations section 1.704-2(b)(4)) to which the deductions are attributable.

          Section 4.03  Tax Matters Partner.

          (a)  For purposes of all dealings with the U.S.
Internal Revenue Service, the Company and Panda of Nepal shall nominate the Class B Shareholder to serve as "Tax
Matters Partner" (as that term is defined in the IRC) prior to the Class B Flip Date and shall nominate the Class A
Shareholder to serve as "Tax Matters Partner" (as such term is defined in the IRC) following the Class B Flip Date.

          (b)  The Tax Matters Partner shall provide the
Class A Shareholder and the Class B Shareholder with information as and when necessary to comply with the requirements under the IRC.

          (c) The Tax Matters Partner shall cooperate with the other Shareholder and, for other than routine correspondence and communications, shall promptly provide the other Shareholder with copies of notices or other materials from, and inform the other Shareholder of discussions with, the Internal Revenue Service and shall provide the other Shareholder with notice of all scheduled administrative proceedings or audits, including meetings with Internal Revenue Service agents, technical advice conferences and appellate hearings as soon as possible after receiving notice of the scheduling of proceedings. Each of the Shareholders shall be entitled to participate at its own expense in any such administrative proceedings or audits.

          (d) The Tax Matters Partner shall consult with the Shareholders before agreeing to extend the period of limitations for a request for an administrative adjustment of partnership items after a return has been filed and shall agree to such extension if either the Tax Matters Partner or any Shareholder believes that such extension is desirable, and shall obtain the prior consent of each Shareholder prior to entering into any settlement agreement with the Internal Revenue Service or the U.S. Department of the Treasury with respect to the Company's items of income, gain, loss or deduction which purports to bind any Shareholder other than the Tax Matters Partner, which consent may not be unreasonably withheld.

          (e) The Company shall make a valid and timely election under Section 754 of the IRC.

          Section 4.04  Dissolution and Liquidation..

          (a) Upon dissolution of the Company, the Board of Directors shall proceed to wind up the affairs of the Company and liquidate the remaining property and assets of the Company. The proceeds of such liquidation shall be applied in the following order of priority:

               (i)  first, to the expenses of such
     liquidation;

               (ii) second, to the debts and liabilities of the Company to third parties, if any, in order of priority provided by law;

             (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Board of Directors, by an escrow agent selected by the Board of Directors) and at the expiration of such period as the Board of Directors may deem advisable, the balance remaining in such reserve shall be distributed as provided herein;

               (iv) fourth, to repayment of all Shareholder loans and any other debts of the Company to the Shareholders;

               (v)  fifth, to the repayment of the
     Shareholders' respective positive Capital Accounts in the ratio of the positive Capital Account balance of each to the aggregate of the Capital Account balances of all Shareholders; and

               (vi) sixth, the remaining assets of the
     Company, if any, shall be distributed to the Shareholders on the basis of their respective
     Distributable Percentages.

          (b)  Immediately prior to any liquidating
distributions, the Company will be treated as if it sold all its assets for fair market value and any gain for U.S. tax purposes will be allocated to the Capital Accounts of the Shareholders pursuant to their Distributable Percentages.


                          ARTICLE V
                   TRANSFER AND ASSIGNMENT

          Section 5.01  Restrictions on Transfer.

          (a) No Shareholder may Transfer all or any part of its Shares unless prior thereto, the Shareholder intending to make such Transfer has received the consent of the other Shareholder or Shareholders holding at least 51% of the aggregate Shares of each Class of Shares held by such other Shareholder or Shareholders, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the consent of the other Shareholders shall not be required in the case of a Transfer to a Permitted Transferee; provided, in the case of such a Transfer the remaining provisions of this Section 5.01 shall be complied with.

          (b) No permitted Transfer of any Shares shall be valid and effective until the transferee of such Shares has executed an instrument in writing agreeing to become a party to this Agreement and to be bound by all the terms and conditions hereof. The Shareholders agree to take any actions (including the voting of their Shares) that may from time to time be necessary in order to effect all of the restrictions on the Transfer of Shares set forth herein.
For this purpose, the Company and the Shareholders undertake to place a legend on all Share certificates stating as follows:

          "The Shares represented by this Certificate are subject to certain restrictions established under the Companies Law of the Cayman Islands, as amended from time to time (the "Act"), the terms of the Amended and Restated Memorandum of Association of Panda Bhote Koshi (the "Company") dated December 18, 1997, as amended from time to time (the "Memorandum of Association"), the terms of the Amended and Restated Articles of Association of the Company dated December 18, 1997, as amended from time to time (the "Articles of Association"), and the Shareholders Agreement dated as of December 18, 1997, as amended, modified or supplemented from time to time (the "Agreement"). A copy of each of the Memorandum of Association, the Articles of Association and the Agreement are on file at the offices of the Company and the Memorandum of Association and the Articles of Association have been filed with the Registrar of Companies of the Government of the Cayman Islands, and will be furnished to any prospective purchaser on request. The Act, the Memorandum of Association, the Articles of Association and the Agreement provide, among other things, for certain restrictions on the transfer of the Shares represented by this Certificate, and any purported transfer in violation of these restrictions will not be registered by the Company and shall be null and void ab initio. By acceptance of this Certificate, each holder hereof agrees to be bound by the provisions of the Act, the Memorandum of Association, the Articles of Association and the Agreement.

          The Shares represented by this Certificate have not been registered under the Securities Act of 1933 of the United States of America, as amended, modified or supplemented, or any securities law of any state of the United States of America and may not be transferred, sold or otherwise disposed of in the absence of such registration or an exemption therefrom."

          (c) No Transfer shall be made if such Transfer would be (i) in violation of applicable law, including without limitation the Act and applicable securities laws,
(ii) in violation of any of the provisions of the Company Organizational Documents, or (iii) in violation of the terms of, or in any manner that would rise to a default under, the Financing Documents. In addition, no Transfer shall be made or permitted if (x) a Transfer would result in the Company's ceasing to be an "exempt wholesale generator" (an "EWG") within the meaning of the U.S. Public Utility Holding Company Act of 1935, as amended, supplemented or replaced from time to time, if the Company then qualifies as an EWG; or (y) a Transfer would cause the Company to be terminated within the meaning of IRC Section 708 assuming that the Company is treated as a partnership for United States income tax purposes, unless this provision is waived by the Shareholders.

          (d) Notwithstanding any other provisions of this Agreement (except that Section 5.01(d)(ii) shall not be applicable to any transaction described in Section 5.02):

               (i)  No Transfer shall be effected if such
Transfer would violate the terms of the MCNIC Consent; and

               (ii)  from the date hereof and at all times
prior to the termination of this Agreement, Panda, directly or indirectly, shall own at least fifty-one percent (51%) of the Class A Shares and MCNIC, directly or indirectly, shall own at least fifty-one percent (51%) of the Class B Shares unless prior written consent for any Transfer by a Shareholder is obtained from the other Shareholder. Such consent may be withheld for any reason. Notwithstanding anything to the contrary provided in this subparagraph (ii), the provisions of this subparagraph (ii) shall be deemed satisfied if all of the Class A Shares are acquired by the Class B Shareholder or all of the Class B Shares are acquired by the Class A Shareholder whether pursuant to a buy-sell transaction which complies with Section 11.04 or otherwise.

          Section 5.02 Right of First Negotiation Regarding Disposal of Shares. Except in the case of the circumstances described in Section 11.04 (in which case the provisions of Section 11.04 shall apply and not this Section 5.02), if any Shareholder wishes to dispose of any of such Shareholder's Shares, or otherwise effect any other form of Transfer, whether voluntary or involuntary, such as, but not limited to, the execution of a final judgment or assignment for the benefit of creditors, with respect to such Shares, such Shareholder shall comply with the following conditions precedent in order that said disposition or other transfer of such Shares shall be valid:

          (a) The Shareholder desiring to dispose of or otherwise transfer any Shares ("Seller") shall first offer to sell the Shares ("Offered Shares") to the other Shareholders ("Offeree"), by transmitting to the Offeree and the Company a written notice which shall state the terms of the proposed sale, including the price for the Offered Shares, which terms shall not require the Seller to provide representations or warranties, covenants or indemnities of any kind whatsoever except with respect to title, due authorization, absence of conflicts and enforceability of such agreement ("Sale Notice").

          (b) The Offeree shall have the right to offer to buy all, but not less than all, of said Shares at the price stated in the Sale Notice in a written notice provided to the Seller within thirty (30) days of the Offeree's receipt of the Sale Notice (the "Offeree's Price").

          (c) The Seller shall have thirty (30) days to accept or reject the Offeree's offer, if any, to purchase the Offered Shares. If the Seller accepts the Offeree's offer, the closing of such sale shall be within ninety (90) days of such acceptance if prior to the Project Completion
Date or within sixty (60) days if such acceptance occurs thereafter.

          (d) If the Offeree makes no offer to purchase all of the Offered Shares, then the consent requirements of
Section 5.01 shall be deemed satisfied and, subject to the share retention requirements of the MCNIC Consent, the Seller shall be free to sell the Offered Shares within one hundred eighty (180) days from the date of the Sale Notice to any person at not less than the Offeree's Price and on no more favorable terms and conditions than those contained in the Seller's original written offer; provided that the Seller may make representations and warranties to such other parties covering matters that are customary for a seller in similar transactions, even if said representations and warranties and indemnities are more extensive than those contained in Seller's original written offer. If the Seller shall be unable within said period to sell the Offered Shares at a price that is equal to or higher than the Offeree's price stated in Offeree's original offer and if it should desire to sell at a lower price or under amended terms and conditions (other than changes in the representations and warranties and indemnities provided for above), it shall be required to reoffer said Offered Shares to the Offeree in accordance with this Section and comply with the provisions of Section 5.01.

          (e)  Failure of the Offeree Shareholder to
purchase any Shares in accordance with the foregoing and a subsequent sale of such Shares to any other person shall not, as to any future sale or transfer, discharge any such Shares from any of the restrictions herein contained. It is the intent of the Shareholders that all restrictions hereby imposed on the sale or transfer of Shares shall apply to all Shares thereof, whenever, howsoever, or by whomsoever acquired, in the hands of all holders or owners, whether original parties or subsequent purchasers or transferees and whether acquired through the voluntary or involuntary act of a Shareholder or by operation of law.

          (f) Any Transfer to which this Article applies in violation hereof shall not be recognized by the Company and shall be considered null and void ab initio. Any Transfer in violation of the Company Organizational Documents also shall not be recognized by the Company and shall be considered null and void. No Transfer shall be effective for any purpose unless and until recorded on the Company's books.

          Section 5.03 Liability of Transferor. In the event that any Shareholder Transfers all or any portion of its Shares in a transaction permitted under this Article, such Shareholder shall cause the transferee to execute one or more instruments pursuant to which the transferee adopts and agrees to be bound as a party to this Agreement and until the transferee executes said instrument(s), the transferor shall remain fully liable for the acts, omissions or defaults of the transferee with respect to such Shares and the provisions of this Agreement, as if the transferor were still a party hereto. No Transfer shall relieve the transferor of responsibility for its own acts, omissions or defaults.

          Section 5.04   Expenses in Connection With
Transfers. Each Shareholder shall reimburse the Company for all reasonable expenses incurred by the Company in connection with any Transfer proposed by such Shareholder.

          Section 5.05  Collateral Assignment.
Notwithstanding any other provision of this Agreement, each of the Parties consents to a collateral assignment to the Lenders of all of the Class A Shareholder's rights hereunder pursuant to the MCNIC Consent.


                         ARTICLE VI
          REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 6.01  Panda Global Representations and
Warranties.  Panda Global represents and warrants to MCNIC
Nepal, as of the date hereof, as follows:

          (a) Panda Global is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Panda Global has all requisite power and authority to own, lease and operate its properties, to carry out its business as it is now being conducted and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The execution, delivery and performance by Panda Global of this Agreement have been authorized by all necessary action on the part of Panda Global, and do not and will not: (i) require any authorization, consent or approval that has not been given or obtained from (x) the owners of Panda Global or (y) any governmental authority;
(ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to Panda Global; (iii) violate the organizational documents of Panda Global; (iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree, or any mortgage, agreement, deed of trust, indenture or any other instrument to which Panda Global is a party or by which Panda Global or any of its properties or assets are bound or which is otherwise applicable to Panda Global; or (v) create or impose any liens, mortgages, pledges, claims, security interests, charges or encumbrances or obligations to create a lien, charge, pledge or mortgage (collectively, "Liens"), except for Liens which would not, individually or in the aggregate, have a material adverse effect on the financial condition or prospects or business of Panda Global.

          (c)  This Agreement is the legal and binding
obligation of Panda Global, enforceable in accordance with its terms against Panda Global; and any other document required by this Agreement to be delivered by Panda Global, when duly executed and delivered by Panda Global, will be the legal and binding obligation of Panda Global enforceable in accordance with its terms against Panda Global, except to the extent enforceability is limited by general principles of equity.

          (d) There is no litigation pending or, to the best of Panda Global's knowledge, threatened to which Panda Global is a party which, if adversely determined, would have a material adverse effect on the financial condition or prospects or business of the Company.

          (e) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Panda Global in a manner that could give rise to any valid claim against the Company, Panda of Nepal or any Shareholder for any brokerage or finder's commission, fee or similar compensation.

          (f)  The Company is an exempted company duly
organized, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to own, lease and operate its properties, to carry out its business as it is now being conducted and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (g) The execution, delivery and performance by the Company of this Agreement have been authorized by all necessary action on the part of the Company, and do not and will not: (i) require any authorization, consent or approval that has not been given or obtained from (x) the owners of the Company or (y) any governmental authority;
(ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to the Company;
(iii) violate the organizational documents of the Company;
(iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree, or any mortgage, agreement, deed of trust, indenture or any other instrument to which the Company is a party or by which the Company or any of its properties or assets are bound or which is otherwise applicable to the Company; or (v) create or impose any liens, mortgages, pledges, claims, security interests, charges or encumbrances or obligations to create any Lien, except for Liens which would not, individually or in the aggregate, have a material adverse effect on the financial condition or prospects or business of the Company.

          (h)  This Agreement is the legal and binding
obligation of the Company, enforceable in accordance with its terms against the Company; and any other document required by this Agreement to be delivered by the Company, when duly executed and delivered by the Company, will be the legal and binding obligation of the Company enforceable in accordance with its terms against the Company, except to the extent enforceability is limited by general principles of equity.

          (i) There is no litigation pending or, to the best of the Company's knowledge, threatened to which the Company is a party which, if adversely determined, would have a material adverse effect on the financial condition or prospects or business of the Company.

          (j) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Company in a manner that could give rise to any valid claim against the Company, Panda of Nepal or any Shareholder for any brokerage or finder's commission, fee or similar compensation.

          (k) Panda of Nepal is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Panda of Nepal has all requisite power and authority to own, lease and operate its properties, to carry out its business as it is now being conducted and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (l) The execution, delivery and performance by Panda of Nepal of this Agreement have been authorized by all necessary action on the part of Panda of Nepal, and do not and will not: (i) require any authorization, consent or approval that has not been given or obtained from (x) the owners of Panda of Nepal or (y) any governmental authority;
(ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to Panda of Nepal; (iii) violate the organizational documents of Panda of Nepal; (iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree, or any mortgage, agreement, deed of trust, indenture or any other instrument to which Panda of Nepal is a party or by which Panda of Nepal or any of its properties or assets are bound or which is otherwise applicable to Panda of Nepal; or (v) create or impose any liens, mortgages, pledges, claims, security interests, charges or encumbrances or obligations to create any Liens, except for Liens which would not, individually or in the aggregate, have a material adverse effect on the financial condition or prospects or business of Panda of Nepal.

          (m)  This Agreement is the legal and binding
obligation of Panda of Nepal, enforceable in accordance with its terms against Panda of Nepal; and any other document required by this Agreement to be delivered by Panda of Nepal, when duly executed and delivered by Panda of Nepal, will be the legal and binding obligation of Panda of Nepal enforceable in accordance with its terms against Panda of Nepal, except to the extent enforceability is limited by general principles of equity.

          (n) There is no litigation pending or, to the best of Panda of Nepal's knowledge, threatened to which Panda of Nepal is a party which, if adversely determined, would have a material adverse effect on the financial condition or prospects or business of the Company or Panda of Nepal.

          (o) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Panda of Nepal in a manner that could give rise to any valid claim against the Company, Panda of Nepal or any Shareholder for any brokerage or finder's commission, fee or similar compensation.

          (p) On or before the date hereof, Panda Global shall provide to MCNIC Nepal an officer's certificate of Panda Global attaching accurate and complete copies of the Company organizational documents as currently in effect, accurate and complete copies of the Panda of Nepal organizational documents as currently in effect, and accurate and complete copies of the BKPC Organizational
Documents as currently in effect.

          (q) On or before the date hereof, Panda Global shall provide to MCNIC Nepal an officer's certificate of Panda Global attaching accurate and complete copies of the Amended and Restated Joint Venture Agreement (as described in the Investment Agreement) dated as of the Closing Date and the BKPC Shareholders' Agreement (as defined in the Investment Agreement) dated as of the Closing Date.

          (r) All Government Approvals which are required to be obtained prior to the date hereof by the Company, by Panda of Nepal and by BKPC have been obtained, and all other Government Approvals not presently obtained that are required to be obtained by the Company, by Panda of Nepal and by BKPC in order to carry out the transactions contemplated by this Agreement and the Project Contracts are expected to be obtained in due course, and such Government Approvals obtained are not, and such Government Approvals to be obtained are not expected to be, subject to any condition or limitation which would materially adversely affect the value of the Shares, the Company, Panda of Nepal, BKPC or the Project.

          (s) On or before the date hereof, Panda Global shall provide to MCNIC Nepal an officer's certificate which sets forth an accurate and complete list of the authorized, issued and outstanding stock of each of the Company, Panda of Nepal and BKPC.

          (t) All of the Shares, when issued by the Company in accordance with this Agreement, will be (i) duly and validly issued and fully paid, and (ii) free from any Lien or other third party claim or interest, subject to the rights of the Lenders under the MCNIC Consent. All of the outstanding shares of Panda of Nepal and BKPC (except for shares to be issued to IFC) (i) have been duly and validly issued and fully paid, and (ii) are free from any Lien or other third party claim or interest, except for the rights of the Lenders pursuant to the Financing Documents and the other Loan Documents.

          (u) The Company has good and valid title to all of the authorized and issued shares of Panda of Nepal, and with respect to all of the authorized shares of BKPC to be issued ("BKPC Shares"), Panda of Nepal will as of the Financial Closing Date have good and valid title to seventy-five (75%) of the BKPC Shares, subject to the pledge of such BKPC Shares to the Lenders pursuant to the Financing Documents.

          (v) Except as provided in this Agreement, the Company Organizational Documents, the MCNIC Consent and the
Financing Documents, there are no agreements of any kind which grant any warrants, options, or stock rights of any kind with respect to the Company's shares, or which otherwise affect the rights or obligations of the Shareholders (as shareholders) or of the Directors of the Company (as directors).

          (w) Except as provided in this Agreement, the PON Organizational Documents, and the Financing Documents, and the security documents other than the Financing Documents referenced in the Investment Agreement, there are no agreements of any kind which grant any warrants, options, or stock rights of any kind with respect to the shares of Panda of Nepal, or which otherwise affect the rights or obligations of the shareholders of Panda of Nepal (as shareholders) or of the Directors of Panda of Nepal (as directors).

          (x) Except as provided in this Agreement, the BKPC Organizational Documents, the Financing Documents and the other Loan Documents, there are no agreements of any kind which grant any warrants, options, or stock rights of any kind with respect to the shares of BKPC, or which otherwise affect the rights or obligations of the shareholders of BKPC (as shareholders) or of the Directors of BKPC (as directors).

          (y) There is no action, suit or proceeding before or by any Governmental Authority or any arbitration proceeding before any body now pending against BKPC, Panda of Nepal or the Company or any of the directors or officers of any of them, or, to the best knowledge of such directors and officers, threatened against or affecting the Project, BKPC, Panda of Nepal or the Company, or any of the directors or officers of any of them.

          (z) Accurate and complete copies in all material respects of all Project Contracts as of the Closing Date have been furnished by Panda Global to MCNIC Nepal.
Promptly following the Financial Closing Date Panda Global shall provide to MCNIC Nepal a listing and accurate and complete copies of the final versions of all Project
Contracts.

          (aa) Neither Panda Global, the Company, Panda of
Nepal or BKPC is in default under the terms of any Project
Contract, and to the best knowledge of the officers of each of them, no other party to any Project Contract is in default thereunder.

          (bb) On or before the date hereof Panda Global shall provide an officer's certificate which identifies all officers and directors of each of the Company, Panda of Nepal and BKPC, none of whom currently receives any compensation from those companies for such services.

          (cc) As of the date hereof, the Company is unaware of any circumstances or conditions that could reasonably be expected to require the Class B Shareholder to make any financial contribution to the Company in excess of the $20,121,250 contribution referred to in Section 2.08, except for the potential for capital contributions required under
Section 2.10(a)(v) if the acquisition of an equity interest in BKPC from HIPC occurs.

          (dd) Panda Global has furnished to the Class B Shareholder all information and documentation that would be material to the evaluation of the transactions contemplated by this Agreement and the development of the Project. To the best knowledge of the officers and representatives of Panda Global and Panda Energy International, Inc., who have participated in the negotiation of this Agreement, there exist no materially adverse circumstances regarding the Company, Panda of Nepal, BKPC or the Project that are not disclosed in the documents and information furnished by or on behalf of Panda Global to the Class B Shareholder. No document or other writing furnished by or on behalf of Panda Global to the Class B Shareholder with respect to the Company, Panda of Nepal, BKPC or the Project (except to the extent superseded by a subsequent document), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading in any material respect.

          (ee) Each of the Company, Panda of Nepal and BKPC is a transparent entity for U.S. income tax purposes.

          (ff) The Projections have been provided to MCNIC Nepal and are, to the best knowledge of the officers and directors of Panda Global, reasonable in light of pertinent circumstances and the underlying assumptions used in preparing the Projections. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS INVOLVING JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC, FINANCIAL, POLITICAL, COMPETITIVE AND REGULATORY CONDITIONS, ALL OF WHICH ARE BEYOND THE CONTROL OF PANDA GLOBAL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RESULTS INDICATED IN THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THE PROJECTIONS. IN LIGHT OF THE UNCERTAINTIES INHERENT IN ESTIMATES OF THIS TYPE, THE PROVISION OF SUCH PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY PANDA GLOBAL, OR ANY AFFILIATE THEREOF, THAT ACTUAL RESULTS WILL MEET OR EXCEED THE PROJECTIONS.

          (gg) Each of the Project Contracts to which BKPC, Panda of Nepal or the Company is a party is enforceable against BKPC, Panda of Nepal or the Company, as the case may be, in accordance with its terms and, to the best knowledge of the officers and directors of Panda Global, each of such Project Contracts is enforceable against each of the other parties thereto in accordance with its terms.

          (hh) The Company owns all of the issued and outstanding shares of Panda of Nepal, and owns no other assets. As of the Financial Closing Date, Panda of Nepal will own 75% of the issued and outstanding shares of BKPC, and will own no other assets. The Company and Panda of Nepal have no liabilities except pursuant to the Financing
Documents, the Loan Documents, and the MCNIC Consent. BKPC has all material contract and real estate rights necessary for the construction, use and operation of the Project.
BKPC has no material liabilities except under the Project
Contracts or as otherwise provided for in the Project Costs as identified in Schedule 2.2(b) to the IFC Special
Conditions and the DEG Special Conditions.

          Section 6.02  MCNIC Nepal Representations and
Warranties.  MCNIC Nepal represents and warrants to Panda
Global as of the date hereof, as follows:

          (a)  MCNIC Nepal is an exempted company duly
organized, validly existing and in good standing under the laws of the Cayman Islands. MCNIC Nepal has all requisite power and authority to own, lease and operate its properties, carry out its business as it is now being conducted and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The execution, delivery and performance by MCNIC Nepal of this Agreement and the other documents referenced herein to which MCNIC Nepal is or is to be a party have been authorized by all necessary action on the part of MCNIC Nepal, and do not and will not: (i) require any authorization, consent or approval that has not been given or obtained from (x) the owners of MCNIC Nepal or (y) any governmental authority; (ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to MCNIC Nepal; (iii) violate the organizational documents of MCNIC Nepal; (iv) violate any permit, concession, grant, franchise, license or other governmental authorization, approval, judgment, order or decree, or any mortgage, agreement, deed of trust, indenture or any other instrument to which MCNIC Nepal is a party or by which MCNIC Nepal or any of its properties or assets are bound or which is otherwise applicable to MCNIC Nepal; or
(v) create or impose any Liens, except Liens which would not, individually or in the aggregate, have a material adverse effect on the financial condition or prospects or business of MCNIC Nepal.

          (c)  This Agreement is the legal and binding
obligation of MCNIC Nepal, enforceable in accordance with its terms against MCNIC Nepal; and any other document required by this Agreement to be delivered by MCNIC Nepal, when duly executed and delivered by MCNIC Nepal, will be the legal and binding obligation of MCNIC Nepal, enforceable in accordance with its terms against MCNIC Nepal, except to the extent enforceability is limited by general principles of equity.

          (d) There is no litigation pending or, to the best of MCNIC Nepal's knowledge, threatened to which MCNIC
Nepal is a party which, if adversely determined, would have a material adverse effect on the financial condition or prospects or business of the Company.

          (e) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of MCNIC Nepal in a manner that could give rise to any valid claim against the Company, Panda of Nepal or any Shareholder for any brokerage or finder's commission, fee or similar compensation.

          Section 6.03 Further Assurances. Each Party hereby undertakes with each other Party to procure the doing of all acts, matters and things, the execution or signature of all other and further deeds or documents, and the obtaining of any Government Approvals as are necessary or desirable in order to carry out the purposes of this Agreement and to give full effect to the transactions contemplated by this Agreement.

          Section 6.04  No Partnership.  Each Shareholder
agrees that there is no partnership or other relationship which such Shareholder has or has had in the overall business or affairs or assets of any other Shareholder or its Affiliates. No Shareholder is the agent of any other
Shareholder for any purpose hereof, and no Shareholder is authorized to take any action on behalf of any other
Shareholder, except as expressly set forth herein.

          Section 6.05  Purposes of the Company and Panda of
Nepal.

          (a) The Parties agree that the Company shall be a special purpose, exempted company with limited liability organized and existing under the laws of the Cayman Islands whose sole purpose shall be the holding of shares of Panda of Nepal and all matters incidental thereto (including, without limitation, those matters required under the Financing Documents) and shall undertake no other activities except as authorized by the unanimous vote of the Board of Directors.

          (b) The Parties agree that Panda of Nepal shall be a special purpose, exempted company with limited liability organized and existing under the laws of the Cayman Islands whose sole purpose shall be the holding of shares of BKPC and all matters incidental thereto (including, without limitation, those matters required under the Financing Documents) and shall undertake no other activities except as authorized by the unanimous vote the PON Board of Directors.

          (c) BKPC will not carry on any business other than in connection with the completion and operation of the Project and will take no action whether by acquisition or otherwise which would constitute or result in any material alteration to the nature of that business except as authorized by the unanimous vote of the PON Board of Directors.


                         ARTICLE VII
                          INDEMNITY

          Section 7.01  Indemnity.

          (a) Each Shareholder shall indemnify and hold harmless each other Shareholder, and the officers, directors, employees, agents and representatives of such other Shareholder, from and against any and all costs, losses, claims, damages and liabilities, including reasonable attorneys' fees, incurred by it, arising out of
(i) the gross negligence or willful misconduct of the indemnifying Shareholder or its representatives in connection with the transactions contemplated by this Agreement, (ii) any breach by the indemnifying Shareholder of any material obligation or covenant set forth in this Agreement, and (iii) any material breach of or material inaccuracy in any representation or warranty of the indemnifying Shareholder set forth in this Agreement or in any officer's certificate provided by such indemnifying
Shareholder pursuant to this Agreement.

          (b) Each Shareholder and its Affiliates and their officers, directors, employees, agents and representatives shall be indemnified by the Company to the fullest extent permitted by law for any third-party liabilities to which they may become subject arising out of their participation in the Company; provided that no such Person shall be indemnified for any act or omission that constitutes gross negligence or willful misconduct on such Person's part or that violates the terms of this Agreement.

          (c)  A Person entitled to indemnification
hereunder shall herein be referred to as an "Indemnitee". A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor".

          (d) Promptly after receipt by an Indemnitee of a notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this
Article VII, notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action.

          (e)  If any such claim shall be asserted or
brought against such Indemnitee, it shall notify such Indemnitor thereof, and the Indemnitor shall be entitled to participate therein, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action; provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and unless the Indemnitor fails to acknowledge its indemnity obligations hereunder, the Indemnitee shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.


                        ARTICLE VIII
                       CONFIDENTIALITY

          Section 8.01  Confidentiality.

          (a) Subject to subsection 8.01(b), each Party undertakes that neither such Party nor its Affiliates, agents or nominees will reveal to any third party any information concerning the organization, business, finances, transactions or affairs of the Company, Panda of Nepal, BKPC, any Shareholder (except with regard to itself if the Party in question is a Shareholder), or any Shareholder's Affiliates (except with regard to its own Affiliates if the Party in question is a Shareholder), agents or nominees, or any information related to this Agreement, and that such Party shall not use any such information in a manner which may directly or indirectly injure the Company, Panda of Nepal, BKPC, any Shareholder (except with regard to itself if the Party in question is a Shareholder), or any Shareholder's Affiliates (except with regard to its own Affiliates if the Party in question is a Shareholder), agents or nominees. This restriction shall cease to be binding (w) in respect of information which has become available as a matter of public record through no act or omission of the disclosing Party, its Affiliates, agents or nominees, (x) to the extent such information was in the possession of the disclosing Party, its Affiliates, agents or nominees prior to its earliest receipt from any other Party, (y) in connection with information disclosed to lenders or potential lenders to any Shareholder or any Affiliate of a Shareholder or to investors or potential investors in any Shareholder or an Affiliate of a Shareholder; prior to such disclosure, provided, in the case of (y), that such lenders, potential lenders, investors or potential investors shall have executed, prior to such disclosure, a confidentiality agreement applicable to such information, or (z) as may be contained in any report, statement or testimony required to be submitted to any municipal, state or national regulatory body having or claiming to have jurisdiction over the disclosing Party, or as may be otherwise required by law, regulation, court order or other governmental authority, including without limitation in filings with the Securities and Exchange Commission, or as may be required in response to any summons or subpoena or in connection with any litigation.

          (b) In the course of an offer to a third party to sell any Shares, a Shareholder may disclose information concerning the Company, Panda of Nepal and BKPC to such third party; provided; that:

               (i)  the Shareholder promptly informs the
     Company of the substance of all information disclosed;
     and

               (ii) no such information shall be disclosed to the third party unless the third party has first supplied to the Company an undertaking of confidentiality in writing on the same terms as Section
     8.01(a) hereof.


                         ARTICLE IX
                    DEFAULTS AND REMEDIES

          Section 9.01  Defaults.  If any Party commits a
material breach of its obligations under this Agreement, such Party shall for the purposes hereof be deemed a "Defaulting Party."

          Section 9.02  Actions Upon Default.  Each Party
other than the "Defaulting Party" shall for the purposes hereof be deemed "Non-Defaulting Party", and any Non-
Defaulting Party may serve a notice on the Defaulting Party specifying the event of default (the "Default Notice") and the Defaulting Party shall have thirty (30) days after the receipt of the Default Notice within which to remedy the event of default. During such thirty (30) day period the Parties shall use their best efforts to resolve the matter to their mutual satisfaction. If at the end of such thirty
(30) day period, the Defaulting Party has not remedied the default or the matter has not otherwise been settled to the satisfaction of each Non-Defaulting Party, any Non-
Defaulting Party may refer the matter to arbitration pursuant to Section 11.03.


                          ARTICLE X
                GOVERNING LAWS AND COMPLIANCE

          Section 10.01  Governing Law.  This Agreement
shall be deemed made and prepared and shall be construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflicts-of-law thereof which may require the application of the law of another jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.)

          Section 10.02  Compliance with Laws.  In the
performance of their obligations under this agreement, the Parties shall, and shall cause their respective directors, officers, employees and agents to, comply strictly with all applicable laws, regulations and orders of the Cayman Islands and other applicable jurisdictions. The Parties hereby acknowledge and agree that certain laws of the United States of America, including the U.S. Foreign Corrupt Practices Act, prohibit, among other things, the direct or indirect payment of money or anything of value to any government official, political party, or candidate for political office for the purpose of obtaining or retaining business. Each Party hereby covenants to each other Party that in the performance of its obligations hereunder or otherwise in connection with the Project, such Party will not make any payment proscribed by such laws. Panda Global represents and warrants to MCNIC Nepal that none of Panda Global, the Company or Panda of Nepal, or any representative of any of them, has made any payment proscribed by such laws. MCNIC Nepal represents and warrants to Panda Global that neither it nor any of its representatives has made any payment proscribed by such laws.


                         ARTICLE XI
                        MISCELLANEOUS

          Section 11.01  Effect of Ceasing to Own Shares.
If any Shareholder ceases to own any Shares in the Company, such Shareholder shall forthwith cease to be a party to this Agreement (without prejudice to any rights or obligations then existing or accruing and on the basis that such Shareholder's obligations under Article VII (Indemnity, in respect of the period in which it owned Shares), Article VIII (Confidentiality), Section 11.03 (Arbitration) and
Section 10.01 (Governing Law) shall continue to apply and this Agreement shall be construed accordingly.

          Section 11.02  Headings.  The headings of this
Agreement are for reference only and shall not be deemed to form part of the text.

          Section 11.03  Arbitration.

          (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, if unable to be resolved by the Parties, shall be finally settled by arbitration under the Rules of the American Arbitration Association ("AAA"), by one or more arbitrators appointed in accordance with said Rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in the English language and shall take place in Washington, D.C.

          (b) Except as otherwise set forth herein, if there are only two Parties to the dispute or controversy, the arbitration shall be conducted by three arbitrators.
The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the AAA shall appoint an arbitrator on its behalf in accordance with the Rules. Otherwise, the two arbitrators appointed by the parties shall appoint a third neutral arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable to so appoint a third arbitrator or to so notify the parties, or if the Parties agree to use a sole arbitrator, then the appointment of the third arbitrator or the sole arbitrator, as the case may be, shall be made by the AAA, which shall promptly notify the parties of such appointment. The third arbitrator shall act as chair of any three-arbitrator panel.

          (c) If the dispute or controversy involves more than two Parties, the arbitration shall be conducted by three arbitrators in accordance with the AAA Rules.

          (d) The arbitral award shall be in writing and, unless all the Parties agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the Shareholders or their assets.

          (e) By execution and delivery of this Agreement each Party hereby accepts and consents to the jurisdiction of the aforesaid arbitration panel and, solely for purposes of the enforcement of an arbitral award under this Section 11.03, to the jurisdiction of any court of competent jurisdiction, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on jurisdiction, improper venue or inconvenient forum. Each Party hereby irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices in Section 11.10. Nothing herein shall affect the right of any Party to serve such process or papers in any other manner permitted by law.

          Section 11.04  Impasse; Buy-Sell Agreement.

          (a) For the purposes hereof, an "Impasse" shall mean a matter:

               (i)  which is brought before the Board of
     Directors of the Company or the board of directors of Panda of Nepal, as the case may be, for a vote at any time prior to the Class B Flip Date and results in a deadlocked vote of such board of directors; and

               (ii)  which in the good faith judgment of a
     Shareholder could reasonably be expected to have a material adverse effect upon a Shareholder, the Company, Panda of Nepal or BKPC.

          (b)  For the purposes hereof, a "Qualified
Appraiser" shall mean an independent appraiser that:

               (i)  is not then performing services or does
     not then have any other business relationship (whether as an officer, director, employee, agent, consultant, investor, lender, contractor, subcontractor or otherwise) with any Shareholder or any Affiliate of any Shareholder; and

               (ii)  is an investment banker, member in an
     engineering or consulting firm, or certified public accountant, in each case with prior experience in the valuation of independent power projects.

          (c) In the event of an Impasse, it is agreed by the Shareholders that senior officers of each of the Shareholders shall promptly meet and in good faith attempt to resolve the Impasse.

          (d) At any time within ninety (90) days following the thirty-first (31st) day after the occurrence of the Impasse, any Shareholder (the "Notice Shareholder") may give written notice to the other Shareholder (the "Respondent Shareholder") of the Notice Shareholder's desire for appraisals of the fair market value of both the Class A Shares and the Class B Shares on a separate basis (the "Appraisal Notice"). For the purposes hereof, "fair market value" shall be determined by the appraisers appointed pursuant to this Section 11.04 using the discounted cash flow methodology and a discount rate consistent with that used in the valuation of similar projects at the time in question.

          (e)  The Notice Shareholder shall, in the
Appraisal Notice, appoint a Qualified Appraiser to serve as an appraiser. The Respondent Shareholder shall appoint a Qualified Appraiser to serve as an appraiser within fifteen
(15) days of receipt of the Appraisal Notice and shall notify the Notice Shareholder of such appointment in writing. If the Respondent Shareholder fails to appoint a Qualified Appraiser within such fifteen (15) day period, the appraiser appointed by the Notice Shareholder shall be the sole appraiser. Otherwise, if two Qualified Appraisers have been appointed, the two appraisers shall appoint a third Qualified Appraiser within fifteen (15) days after the Respondent Shareholder has notified the Notice Shareholder of the appointment of the Respondent Shareholder's Qualified Appraiser. If a third appraiser has not been appointed within said fifteen (15) days, then either Shareholder may request that the AAA appoint such third appraiser. When the third appraiser has accepted the appointment, the two appraisers shall promptly notify the Shareholders, in writing, of the appointment of the third appraiser.

          (f)  Within thirty (30) days following the
acceptance by the third appraiser of the appointment, each of the appraisers shall separately establish the fair market value for all of the Class A Shares (the "Class A Buy-Sell Purchase Price") and the fair market value for all of the Class B Shares (the "Class B Buy-Sell Purchase Price") and shall provide a report thereof to each Shareholder and the Company or Panda of Nepal (depending on which company's board of directors had the Impasse). For purposes of establishing the definitive Class A Buy-Sell Purchase Price and the definitive Class B Buy-Sell Purchase Price for the buy-sell procedures set forth below, the highest and lowest appraisals received from the three appraisers for each of the Class A Shares and the Class B Shares (regardless of if such highest and lowest appraisals are rendered by different appraisers) shall be disregarded, and the remaining appraisals of the Class A Shares and the Class B Shares shall be used as the "Definitive Class A Buy-Sell Purchase Price" and the "Definitive Class B Buy-Sell Purchase Price."

          (g)  At any time during the one hundred eighty
(180) day period following determination of the Definitive Class A Buy-Sell Purchase Price and the Definitive Class B Buy-Sell Purchase Price and notification thereof to each Shareholder and the Company or Panda of Nepal, as the case may be, either Shareholder (the "Initiating Shareholder") may give written notice (the "Initiating Notice") to the other Shareholder (the "Responding Shareholder") of (i) the Initiating Shareholder's offer to purchase all, but not less than all, of the Responding Shareholder's Shares at a stated price, or (ii) its offer to sell all, but not less than all, of the Shares of the Initiating Shareholder to the Responding Shareholder for a stated price (the offer made being referred to herein as the "Initial Offer").

          (h) The Responding Shareholder shall then have fifteen (15) days in which to accept or reject the Initial
Offer.

          (i) If the Responding Shareholder either rejects the Initial Offer or fails to accept the Initial Offer within fifteen (15) days after its receipt of the Initiating Notice, the Responding Shareholder will be deemed to have made a counteroffer (the "Counteroffer") to the Initiating Shareholder to effect the purchase or sale of Shares which is the opposite of the transaction offered in the Initial Offer (e.g., if the Initial Offer contained an offer by Shareholder A to purchase all of Shareholder B's Class B Shares, the Counteroffer will be deemed to contain an offer by Shareholder B to purchase all of Shareholders A's Class A Shares). If the Initial Offer contained an offer to either purchase or sell Class A Shares, the Counteroffer will be deemed to have included a price equal to the price contained in the Initial Offer multiplied by the ratio equal to the Definitive Class B Buy-Sell Purchase Price divided by the Definitive Class A Buy-Sell Purchase Price. If the Initial Offer contained an offer to either purchase or sell Class B Shares, the Counteroffer will be deemed to have included a price equal to the price contained in the Initial Offer multiplied by the ratio equal to the Definitive Class A Buy-Sell Purchase Price divided by the Definitive Class B Buy-Sell Purchase Price. The Responding Shareholder's Counteroffer will be deemed to have been immediately accepted by the Initiating Shareholder.

          (j) Following the actual or deemed acceptance of one of the offers made pursuant to Section 11.04(g) or
Section 11.04(i), as applicable, the Shareholders shall have sixty (60) days in which to complete the sale of the Shares of the Initiating Shareholder to the Responding Shareholder or the sale of the Shares of the Responding Shareholder to the Initiating Shareholder, as the case may be. If at any time prior to the consummation of the sale the Shareholders resolve the Impasse, neither Shareholder shall thereafter be obligated to complete the sale.

          (k) In the event of a sale of Shares under the terms of this Section 11.04, the selling Shareholder shall warrant title to all Shares being sold free from liens or other encumbrances and shall make such other representations and warranties as are customary in transactions involving the sale of stock. The purchase price for such Shares shall be paid in immediately available funds to such account as shall be specified by the selling Shareholder.

          (l) The decision of any Shareholder to undertake any of the processes established by this Section 11.04 shall be based on the approval of a majority in interest of the Shareholders of the relevant class of Shares, if the Shares of such class are held by more than one (1) Shareholder. Such decision shall be binding on all Shareholders holding Shares of such class.

          (m)  The provisions of subsections (d)-(k) of this
Section 11.04 shall be ineffective until such time as consummation of the buy-sell arrangement described therein is permitted under the MCNIC Consent.

          Section 11.05  Entire Agreement.  This Agreement
constitutes the entire agreement among the Parties and supersedes all prior agreements and undertakings, oral or written, among them or between any of them with respect to the subject matter hereof.

          Section 11.06  Amendment.  No amendment,
modification, waiver, change or addition hereto shall be effective or binding on any Party unless the same is in writing and signed by all Parties.

          Section 11.07 Waivers. Any waiver, express or implied, by any Party of any right hereunder or of any failure to perform or breach hereof by any other Party shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by any Party, whether of a similar or dissimilar nature, unless the waiver is in writing and signed by each Party.

          Section 11.08  Severability.  The invalidity or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of its other provisions. Following the determination that any provision of this Agreement is unenforceable, the Parties shall negotiate in good faith a new provision that, as far as legally possible, most nearly reflects the intent of the Parties and that restores this Agreement as nearly as possible to its original intent and effect.

          Section 11.09  Effectiveness.  This Agreement
shall take effect as of the date hereof and, except as provided herein, shall remain binding on each Shareholder and its permitted assigns for as long as such Shareholder owns any Shares in the Company and, to the extent provided in Section 11.01, thereafter, unless this Agreement is sooner terminated by the unanimous consent of the Parties.

          Section 11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

          Section 11.11 Notices. Any notice to be given hereunder shall be in writing and shall be delivered by hand (including without limitation by express courier against written receipt) or sent by telex or prepaid first class registered mail or (where subsequently confirmed by letter) by facsimile copy to the persons and address specific below (or such other person or address as a Party may previously have notified all other Parties in writing for the purpose). A notice shall be deemed to have been served when delivered by hand at that address or received by telex or facsimile copy, or, if sent by registered mail as aforesaid, on the date delivered. The names and addresses for the service of notices referred to in this Section are:

          Panda Global Energy Company
          Panda Bhote Koshi
          Panda of Nepal
          c/o Maples and Calder
          P.O. Box 309
          Ugland House
          South Church Street
          Grand Cayman
          Cayman Islands, B.W.I.
          Fax:  (345) 949-8080

          with a copy to:

          Panda Energy International, Inc.
          Attn:  General Counsel
          Suite 1001
          4100 Spring Valley Road
          Dallas, Texas  75244
          Fax:  (972) 980-6815

          MCNIC Nepal Limited
          c/o Maples & Calder
          P.O. Box 309
          Ugland House
          South Church Street
          Grand Cayman
          Cayman Islands, B.W.I.
          Fax:  (345) 949-8080

          with a copy to:

          MCNIC Investment Corporation

          Office of the General Counsel
          500 Griswold, 10th Floor
          Detroit, Michigan  48226
          Fax:  (313) 965-0009

          Section 11.12 Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, whether so expressed or not. No transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the other Parties an assignment and assumption agreement whereby such transferee becomes bound by the terms of this Agreement. Notwithstanding the foregoing, neither this Agreement nor any rights or obligations hereunder may be assigned by any Shareholder except in compliance with the restrictions on Transfer set forth in this Agreement and in accordance with applicable law and the Company Organizational Documents or the PON Organizational Documents, as the case may be, or in connection with the MCNIC Consent.

          Section 11.13 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of any Party in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

          Section 11.14 Expenses. Except as otherwise specifically agreed in writing, each of the Parties shall be responsible for and pay all expenses, costs and fees incurred or assumed by such Party in connection with the preparation, negotiation and execution of this Agreement, compliance herewith and the consummation of the transactions contemplated hereby.

          Section 11.15 Computation of Time Periods. In the event that the running of time for any action hereunder would result in the final day for such action being a Saturday, Sunday, or legal holiday in the State of New York, the final date for such action shall be the next day thereafter which is not a Saturday, Sunday, or legal holiday in the State of New York; provided, if the action in question requires action by any Person in the Cayman Islands, the final date for such action shall be the next day thereafter which is also not a legal holiday in the Cayman Islands.

          Section 11.16  Execution in Counterparts.  This
Agreement may be executed in one or more counterparts and by one or more parties to any counterpart, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          Section 11.17 Covenant of Good Faith and Fair Dealing. Each Party convenants with each other Party to deal fairly and in good faith in connection with all matters undertaken or required to be undertaken by such Party under this Agreement.

          IN WITNESS WHEREOF, the undersigned Parties have entered into this Agreement as of the day and year first above written.

PANDA BHOTE KOSHI


By:
   Name:
   Title:


PANDA OF NEPAL


By:
   Name:
   Title:


PANDA GLOBAL ENERGY COMPANY

By:
   Name:
   Title:


MCNIC NEPAL LIMITED

By:
   Name:
   Title:


[EXHIBIT A:  See stand alone Exhibit Number 10.68.01 to this filing]

[EXHIBIT B:  See stand alone Exhibit Number 10.68.02 to this filing]


Exhibit C

                                Panda Bhote Koshi
                         Internal Rate of Return Example

       Panda of Nepal      MCNIC       MCNIC Share
        Semi-Annual      Share of     of Semi-Annual     MCNIC        MCNIC Net     MCNIC Rate
 Date  Distributions   Distributions  Distributions  Contributions   Cash Flows     of Return
Dec-97                                                 (3,749,925)    (3,749,925)      N/A
Mar-98                                                 (1,697,957)    (1,697,957)      N/A
Jul-98                                                 (2,259,637)    (2,259,637)      N/A
Nov-98                                                 (1,405,851)    (1,405,851)      N/A
Mar-99                                                 (2,655,806)    (2,655,806)      N/A
Jul-99                                                 (2,244,031)    (2,244,031)      N/A
Dec-99                                                 (6,108,043)    (6,108,043)      N/A
Mar-00                                                                          -      N/A
Sep-00     5,159,492            85%       4,385,568                     4,385,568  less than 0%
Mar-01     2,797,107            85%       2,377,541                     2,377,541  less than 0%
Sep-01     2,154,553            85%       1,831,370                     1,831,370  less than 0%
Mar-02     2,276,635            85%       1,935,140                     1,935,140  less than 0%
Sep-02     2,398,718            85%       2,038,910                     2,038,910  less than 0%
Mar-03     2,526,679            85%       2,147,677                     2,147,677  less than 0%
Sep-03     2,654,639            85%       2,256,443                     2,256,443  less than 0%
Mar-04     2,754,960            85%       2,341,716                     2,341,716  less than 0%
Sep-04     2,855,281            85%       2,426,989                     2,426,989      2.27%
Mar-05     2,958,565            85%       2,514,780                     2,514,780      5.20%
Sep-05     3,061,849            85%       2,602,571                     2,602,571      7.63%
Mar-06     3,168,188            85%       2,692,960                     2,692,960      9.66%
Sep-06     3,274,527            85%       2,783,348                     2,783,348     11.39%
Mar-07     3,384,016            85%       2,876,414                     2,876,414     12.85%
Sep-07     3,493,505            85%       2,969,479                     2,969,479     14.10%
Mar-08     3,881,866            85%       3,299,586                     3,299,586     15.26%
Sep-08     4,270,227            85%       3,629,693                     3,629,693     16.31%
Mar-09     4,645,208            85%       3,948,427                     3,948,427     17.27%
Sep-09     5,020,189            85%       4,267,160                     4,267,160     18.12%
Mar-10     5,139,720            85%       4,368,762                     4,368,762     18.86%
Sep-10     5,259,252            85%       4,470,364                     4,470,364     19.49%
Mar-11     6,134,214            85%       5,214,081    (FLIP DATE)      5,214,081     20.11%
Sep-11     7,009,175            10%         700,918                       700,918     20.18%
Mar-12     7,842,050            10%         784,205                       784,205     20.25%
Sep-12     8,674,925            10%         867,493                       867,493     20.33%
Mar-13     8,805,450            10%         880,545                       880,545     20.39%
Sep-13     8,935,976            10%         893,598                       893,598     20.46%
Mar-14     9,070,391            10%         907,039                       907,039     20.51%
Sep-14     9,204,807            10%         920,481                       920,481     20.56%
Mar-15     7,980,481            10%         798,048                       798,048     20.60%
Sep-15     6,756,155            10%         675,616                       675,616     20.63%
Mar-16     6,855,036            10%         685,504                       685,504     20.66%
Sep-16     6,953,918            10%         695,392                       695,392     20.69%
Mar-17     7,055,608            10%         705,561                       705,561     20.71%
Sep-17     7,157,299            10%         715,730                       715,730     20.73%
Mar-18     7,261,893            10%         726,189                       726,189     20.75%
Sep-18     7,366,487            10%         736,649                       736,649     20.77%
Mar-19     7,474,081            10%         747,408                       747,408     20.79%
Sep-19     7,581,676            10%         758,168                       758,168     20.80%
Mar-20     7,692,368            10%         769,237                       769,237     20.82%
Sep-20     7,803,061            10%         780,306                       780,306     20.83%
Mar-21     7,916,954            10%         791,695                       791,695     20.84%
Sep-21     8,030,846            10%         803,085                       803,085     20.85%
Mar-22     8,148,042            10%         814,804                       814,804     20.86%
Sep-22     8,265,239            10%         826,524                       826,524     20.87%
Mar-23     8,385,845            10%         838,584                       838,584     20.88%
Sep-23     8,506,451            10%         850,645                       850,645     20.89%
Mar-24     8,630,576            10%         863,058                       863,058     20.90%
Sep-24     8,754,701            10%         875,470                       875,470     20.91%
Mar-25    21,628,407            10%       2,162,841                     2,162,841     20.92%
Sep-25    51,753,168            10%       5,175,317                     5,175,317     20.95%
